Exhibit 99.4
Financial Statements and Supplementary Data
      Our consolidated financial statements and supplementary financial data are included in this report beginning on page F-1.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Concho Resources Inc.
We have audited the accompanying consolidated balance sheets of Concho Resources Inc. (a Delaware corporation) and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Concho Resources Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Concho Resources Inc.’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 25, 2011, expressed an unqualified opinion thereon.
/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
February 25, 2011 (except for the effects of discontinued operations as discussed in Note O, as to which the date is May 18, 2011)

Concho Resources Inc.
Consolidated Balance Sheets

	December 31,
(in thousands, except share and per share data)	2010	2009

Assets
Current assets:
Cash and cash equivalents	$384	$3,234
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	136,471	69,199
Joint operations and other	131,912	100,120
Related parties	169	216
Derivative instruments	6,855	1,309
Deferred income taxes	42,716	29,284
Prepaid costs and other	12,126	13,896

Total current assets	330,633	217,258

Property and equipment, at cost:
Oil and natural gas properties, successful efforts method	5,616,249	3,358,004
Accumulated depletion and depreciation	(730,509)	(517,421)

Total oil and natural gas properties, net	4,885,740	2,840,583
Other property and equipment, net	28,047	15,706

Total property and equipment, net	4,913,787	2,856,289

Deferred loan costs, net	52,828	20,676
Intangible asset - operating rights, net	34,973	36,522
Inventory	28,342	16,255
Noncurrent derivative instruments	2,233	23,614
Other assets	5,698	471

Total assets	$5,368,494	$3,171,085

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable:
Trade	$39,943	$15,443
Related parties	1,197	291
Bank overdrafts	12,314	3,415
Revenue payable	57,406	31,069
Accrued and prepaid drilling costs	215,079	164,282
Derivative instruments	97,775	62,419
Other current liabilities	83,275	60,095

Total current liabilities	506,989	337,014

Long-term debt	1,668,521	845,836
Deferred income taxes	720,889	603,286
Noncurrent derivative instruments	51,647	29,337
Asset retirement obligations and other long-term liabilities	36,574	20,184
Commitments and contingencies (Note K)
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 102,842,082 and 85,815,926 shares issued at December 31, 2010 and 2009, respectively	103	86
Additional paid-in capital	1,874,649	1,029,392
Retained earnings	510,737	306,367
Treasury stock, at cost; 31,963 and 12,380 shares at December 31, 2010 and 2009, respectively	(1,615)	(417)

Total stockholders’ equity	2,383,874	1,335,428

Total liabilities and stockholders’ equity	$5,368,494	$3,171,085

  The accompanying notes are an integral part of these consolidated financial statements.

Concho Resources Inc.
Consolidated Statements of Operations

	Years Ended December 31,
(in thousands, except per share amounts)	2010 (a)	2009 (a)	2008 (a)

Operating revenues:
Oil sales	$735,333	$399,491	$362,183
Natural gas sales	204,934	111,276	130,164

Total operating revenues	940,267	510,767	492,347

Operating costs and expenses:
Oil and natural gas production	166,409	97,667	81,165
Exploration and abandonments	10,324	10,632	38,468
Depreciation, depletion and amortization	241,642	191,889	113,668
Accretion of discount on asset retirement obligations	1,482	909	759
Impairments of long-lived assets	11,614	7,880	8,382
General and administrative (including non-cash stock-based compensation of $12,931, $9,040 and $5,223 for the years ended December 31, 2010, 2009 and 2008, respectively)	64,275	53,163	41,130
Bad debt expense	870	(1,035)	2,905
Ineffective portion of cash flow hedges	-	-	(1,336)
(Gain) loss on derivatives not designated as hedges	87,325	156,857	(249,870)

Total operating costs and expenses	583,941	517,962	35,271

Income (loss) from operations	356,326	(7,195)	457,076

Other income (expense):
Interest expense	(60,087)	(28,292)	(29,039)
Other, net	(10,313)	(414)	1,432

Total other expense	(70,400)	(28,706)	(27,607)

Income (loss) from continuing operations before income taxes	285,926	(35,901)	429,469
Income tax benefit (expense)	(115,278)	22,589	(158,125)

Income (loss) from continuing operations	170,648	(13,312)	271,344
Income from discontinued operations, net of tax	33,722	3,510	7,358

Net income (loss)	$204,370	$(9,802)	$278,702

Basic earnings per share:
Income (loss) from continuing operations	$1.84	$(0.16)	$3.43
Income from discontinued operations, net of tax	0.37	0.04	0.09

Net income (loss)	$2.21	$(0.12)	$3.52

Weighted average shares used in basic earnings per share	92,542	84,912	79,206

Diluted earnings per share:
Income (loss) from continuing operations	$1.82	$(0.16)	$3.37
Income from discontinued operations, net of tax	0.36	0.04	0.09

Net income (loss)	$2.18	$(0.12)	$3.46

Weighted average shares used in diluted earnings per share	93,837	84,912	80,587

  (a)  Retrospectively adjusted for presentation of discontinued operations as described in Note O.

  The accompanying notes are an integral part of these consolidated financial statements.

Concho Resources Inc.
Consolidated Statements of Stockholders’ Equity

				Notes		Accumulated
			Additional	Receivable from		Other			Total
	Common Stock		Paid-in	Officers and	Retained	Comprehensive	Treasury Stock		Stockholders’
(in thousands)	Shares	Amount	Capital	Employees	Earnings	Income (Loss)	Shares	Amount	Equity

BALANCE AT DECEMBER 31, 2007	75,832	$76	$752,380	$(330)	$37,467	$(14,195)	-	$-	$775,398
Comprehensive income:
Net income	-	-	-	-	278,702	-	-	-	278,702
Deferred hedge losses, net of taxes of $3,121	-	-	-	-	-	(4,864)	-	-	(4,864)
Net settlement losses included in earnings, net of taxes of $12,228	-	-	-	-	-	19,059	-	-	19,059

Total comprehensive income									292,897
Issuance of common stock	8,303	8	242,418	-	-	-	-	-	242,426
Stock options exercised	612	1	5,390	-	-	-	-	-	5,391
Stock-based compensation	128	-	5,223	-	-	-	-	-	5,223
Cancellation of restricted stock	(46)	-	-	-	-	-	-	-	-
Excess tax benefits related to stock-based compensation	-	-	3,614	-	-	-	-	-	3,614
Proceeds from notes receivable — employees	-	-	-	333	-	-	-	-	333
Accrued interest — employee notes	-	-	-	(3)	-	-	-	-	(3)
Purchase of treasury stock	-	-	-	-	-	-	3	(125)	(125)

BALANCE AT DECEMBER 31, 2008	84,829	85	1,009,025	-	316,169	-	3	(125)	1,325,154
Net loss and total comprehensive loss	-	-	-	-	(9,802)	-	-	-	(9,802)
Stock options exercised	695	1	6,115	-	-	-	-	-	6,116
Stock-based compensation	300	-	9,040	-	-	-	-	-	9,040
Cancellation of restricted stock	(8)	-	-	-	-	-	-	-	-
Excess tax benefits related to stock-based compensation	-	-	5,212	-	-	-	-	-	5,212
Purchase of treasury stock	-	-	-	-	-	-	9	(292)	(292)

BALANCE AT DECEMBER 31, 2009	85,816	86	1,029,392	-	306,367	-	12	(417)	1,335,428
Net income and total comprehensive income	-	-	-	-	204,370	-	-	-	204,370
Issuance of common stock	14,845	15	739,431	-	-	-	-	-	739,446
Common stock issued in acquisition	1,104	1	75,772	-	-	-	-	-	75,773
Stock options exercised	560	1	5,777	-	-	-	-	-	5,778
Stock-based compensation	537	-	12,931	-	-	-	-	-	12,931
Cancellation of restricted stock	(20)	-	-	-	-	-	-	-	-
Excess tax benefits related to stock-based compensation	-	-	11,346	-	-	-	-	-	11,346
Purchase of treasury stock	-	-	-	-	-	-	20	(1,198)	(1,198)

BALANCE AT DECEMBER 31, 2010	102,842	$103	$1,874,649	$-	$510,737	$-	32	$(1,615)	$2,383,874

   The accompanying notes are an integral part of these consolidated financial statements.

Concho Resources Inc.
Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2010 (a)	2009 (a)	2008 (a)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$204,370	$(9,802)	$278,702
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	241,642	191,889	113,668
Accretion of discount on asset retirement obligations	1,482	909	759
Impairments of long-lived assets	11,614	7,880	8,382
Exploration and abandonments, including dry holes	7,612	6,997	35,328
Non-cash compensation expense	12,931	9,040	5,223
Bad debt expense	870	(1,035)	2,905
Deferred income taxes	100,337	(34,448)	153,499
(Gain) loss on sale of assets, net	58	114	(777)
Ineffective portion of cash flow hedges	-	-	(1,336)
(Gain) loss on derivatives not designated as hedges	87,325	156,857	(249,870)
Dedesignated cash flow hedges reclassified from accumulated other comprehensive income (loss)	-	-	696
Discontinued operations	5,665	22,249	20,394
Other non-cash items	6,837	3,870	6,517
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(92,957)	(26,217)	39,609
Prepaid costs and other	3,255	(7,952)	(5,542)
Inventory	(2,321)	4,117	(16,819)
Accounts payable	24,373	7,960	(25,234)
Revenue payable	26,337	8,118	7,074
Other current liabilities	12,152	19,000	18,219

Net cash provided by operating activities	651,582	359,546	391,397

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and natural gas properties	(684,347)	(403,798)	(347,702)
Acquisition of oil and natural gas properties and other assets	(1,442,700)	(265,469)	(584,220)
Additions to other property and equipment	(6,935)	(4,396)	(8,808)
Proceeds from the sale of assets	104,349	5,099	1,034
Settlements received from (paid on) derivatives not designated as hedges	(13,824)	82,416	(6,354)

Net cash used in investing activities	(2,043,457)	(586,148)	(946,050)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	2,946,748	1,158,650	767,800
Payments of long-term debt	(2,283,248)	(942,916)	(465,700)
Exercise of stock options	5,778	6,116	5,391
Excess tax benefit from stock-based compensation	11,346	5,212	3,614
Net proceeds from issuance of common stock	739,446	-	242,426
Proceeds from repayment of officer and employee notes	-	-	333
Payments for loan costs	(38,746)	(8,667)	(15,541)
Purchase of treasury stock	(1,198)	(292)	(125)
Bank overdrafts	8,899	(6,019)	3,783

Net cash provided by financing activities	1,389,025	212,084	541,981

Net decrease in cash and cash equivalents	(2,850)	(14,518)	(12,672)
Cash and cash equivalents at beginning of period	3,234	17,752	30,424

Cash and cash equivalents at end of period	$384	$3,234	$17,752

SUPPLEMENTAL CASH FLOWS:
Cash paid for interest and fees, net of $184, $66 and $1,233 capitalized interest	$48,052	$14,862	$27,747
Cash paid for income taxes	$19,885	$7,299	$11,304
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock in acquisition of oil and natural gas properties and other assets	$75,773	$-	$-
Issuance of debt in acquisition of oil and natural gas properties and other assets	$159,000	$-	$-
Deferred tax effect of acquired oil and natural gas properties and other assets	$-	$(835)	$206,497

  (a)  Retrospectively adjusted for presentation of discontinued operations as described in Note O.

  The accompanying notes are an integral part of these consolidated financial statements.

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
Note A. Organization and nature of operations
        Concho Resources Inc. (the “Company”) is a Delaware corporation formed on February 22, 2006. The Company’s principal business is the acquisition, development and exploration of oil and natural gas properties primarily located in the Permian Basin region of Southeast New Mexico and West Texas.
Note B. Summary of significant accounting policies
        Principles of consolidation. The consolidated financial statements of the Company include the accounts of the Company and its wholly-owned subsidiaries. A third-party formed an entity to effectuate a tax-free exchange of assets for the Company. The Company has 100 percent control over the decisions of the entity, but has no current direct ownership. The third-party will convey ownership to the Company upon completion of the tax-free exchange process. As a result of the Company’s control over the entity it has been consolidated in the Company’s financial statements. All material intercompany balances and transactions have been eliminated.
        Discontinued operations. In December 2010 and March 2011, the Company sold its interests in certain non-core Permian Basin and Bakken assets, respectively. As a result, the Company has reflected the results of operations of these divested assets as discontinued operations, rather than as a component of continuing operations. See Note O for additional information regarding this divestiture and its discontinued operations.
        Use of estimates in the preparation of financial statements. Preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. Depletion of oil and natural gas properties are determined using estimates of proved oil and natural gas reserves. There are numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. Similarly, evaluations for impairment of proved and unproved oil and natural gas properties are subject to numerous uncertainties including, among others, estimates of future recoverable reserves and commodity price outlooks. Other significant estimates include, but are not limited to, the asset retirement obligations, fair value of derivative financial instruments, purchase price allocations for business and oil and natural gas property acquisitions and fair value of stock-based compensation.
        Cash equivalents. The Company considers all cash on hand, depository accounts held by banks, money market accounts and investments with an original maturity of three months or less to be cash equivalents. The Company’s cash and cash equivalents are held in a few financial institutions in amounts that exceed the insurance limits of the Federal Deposit Insurance Corporation. However, management believes that the Company’s counterparty risks are minimal based on the reputation and history of the institutions selected.
        Accounts receivable. The Company sells oil and natural gas to various customers and participates with other parties in the drilling, completion and operation of oil and natural gas wells. Joint interest and oil and natural gas sales receivables related to these operations are generally unsecured. The Company determines joint interest operations accounts receivable allowances based on management’s assessment of the creditworthiness of the joint interest owners and the Company’s ability to realize the receivables through netting of anticipated future production revenues. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been exhausted. The Company had an allowance for doubtful accounts of approximately $1.3 million and $2.4 million at December 31, 2010 and 2009, respectively. The Company wrote off $2.0 million in receivables against the allowance for doubtful accounts and allowed for additional bed debt of approximately $0.9 million during 2010.
        Inventory. Inventory consists primarily of tubular goods and other oilfield goods that the Company plans to utilize in its ongoing exploration and development activities and is carried at the lower of cost or market value, on a weighted average cost basis.
        Deferred loan costs. Deferred loan costs are stated at cost, net of amortization, which is computed using the effective interest and straight-line methods. The Company had deferred loan costs of $52.8 million and $20.7 million, net of accumulated amortization of $15.2 million and $8.6 million, at December 31, 2010 and December 31, 2009, respectively.

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
        Future amortization expense of deferred loan costs at December 31, 2010 is as follows:

(in thousands)	Total

2011	$14,221
2012	14,368
2013	9,308
2014	2,173
2015	2,362
Thereafter	10,396

Total	$52,828

        Oil and natural gas properties. The Company utilizes the successful efforts method of accounting for its oil and natural gas properties. Under this method all costs associated with productive wells and nonproductive development wells are capitalized, while nonproductive exploration costs are expensed. Capitalized acquisition costs relating to proved properties are depleted using the unit-of-production method based on proved reserves. The depletion of capitalized exploratory drilling and development costs is based on the unit-of-production method using proved developed reserves on a field basis.
        The Company generally does not carry the costs of drilling an exploratory well as an asset in its consolidated balance sheets for more than one year following the completion of drilling unless the exploratory well finds oil and natural gas reserves in an area requiring a major capital expenditure and both of the following conditions are met:
(i)	the well has found a sufficient quantity of reserves to justify its completion as a producing well; and

(ii)	the Company is making sufficient progress assessing the reserves and the economic and operating viability of the project.
        Due to the capital intensive nature and the geographical location of certain projects, it may take the Company longer than one year to evaluate the future potential of the exploration well and economics associated with making a determination on its commercial viability. In these instances, the project’s feasibility is not contingent upon price improvements or advances in technology, but rather the Company’s ongoing efforts and expenditures related to accurately predicting the hydrocarbon recoverability based on well information, gaining access to other companies’ production, transportation or processing facilities and/or getting partner approval to drill additional appraisal wells. These activities are ongoing and being pursued constantly. Consequently, the Company’s assessment of suspended exploratory well costs is continuous until a decision can be made that the well has found proved reserves or is noncommercial and is charged to exploration and abandonments expense. See Note C for additional information regarding the Company’s suspended exploratory well costs.
        Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited and charged, respectively, to accumulated depletion. Generally, no gain or loss is recognized until the entire amortization base is sold. However, gain or loss is recognized from the sale of less than an entire amortization base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the amortization base. Ordinary maintenance and repair costs are expensed as incurred.
        Costs of significant nonproducing properties, wells in the process of being drilled and completed and development projects are excluded from depletion until such time as the related project is developed and proved reserves are established or impairment is determined. The Company capitalizes interest, if debt is outstanding, on expenditures for significant development projects until such projects are ready for their intended use. At December 31, 2010 and 2009 the Company had excluded $80.6 million and $30.9 million, respectively, of capitalized costs from depletion and had capitalized interest of $0.2 million, $0.07 million and $1.2 million, during 2010, 2009 and 2008, respectively.

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
        The Company reviews its long-lived assets to be held and used, including proved oil and natural gas properties, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In this circumstance, the Company recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. The Company reviews its oil and natural gas properties by amortization base or by individual well for those wells not constituting part of an amortization base. For each property determined to be impaired, an impairment loss equal to the difference between the carrying value of the properties and the estimated fair value (discounted future cash flows) of the properties would be recognized at that time. Estimating future cash flows involves the use of judgments, including estimation of the proved and unproved oil and natural gas reserve quantities, timing of development and production, expected future commodity prices, capital expenditures and production costs. The Company recognized impairment expense from continuing and discontinued operations of $15.2 million, $12.2 million and $18.4 million during the years ended December 31, 2010, 2009 and 2008, respectively, primarily related to its proved oil and natural gas properties.
        Unproved oil and natural gas properties are each periodically assessed for impairment by considering future drilling plans, the results of exploration activities, commodity price outlooks, planned future sales or expiration of all or a portion of such projects. During the years ended December 31, 2010, 2009 and 2008, the Company recognized expense from continuing and discontinued operations of $7.6 million, $5.1 million and $31.6 million, respectively, related to abandoned prospects, which is included in exploration and abandonments expense in the accompanying consolidated statements of operations.
        Other property and equipment. Other capital assets include buildings, vehicles, computer equipment and software, telecommunications equipment, leasehold improvements and furniture and fixtures. These items are recorded at cost, or fair value if acquired, and are depreciated using the straight-line method based on expected lives of the individual assets or group of assets ranging from two to 31 years.
        Intangible assets. The Company has capitalized certain operating rights acquired in an acquisition. The gross operating rights of approximately $38.7 million and related accumulated amortization of $3.7 million at December 31, 2010, which have no residual value, are amortized over the estimated economic life of approximately 25 years. Impairment will be assessed if indicators of potential impairment exist or when there is a material change in the remaining useful economic life. Amortization expense for the years ended December 31, 2010, 2009 and 2008 was approximately $1.5 million, $1.6 million and $0.6 million, respectively. The following table reflects the estimated aggregate amortization expense for each of the periods presented below:

(in thousands)

2011	$1,549
2012	1,549
2013	1,549
2014	1,549
2015	1,549
Thereafter	27,228

Total	$34,973

        Environmental. The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which are often changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments is fixed and readily determinable. At December 31, 2010 and 2009, the Company has accrued approximately $1.4 million and $0.8 million, respectively, related to environmental liabilities. During the years ended December 31, 2010, 2009 and 2008, the Company has recognized environmental charges of $3.0 million, $2.3 million and $0.5 million, respectively.
        Oil and natural gas sales and imbalances. Oil and natural gas revenues are recorded at the time of delivery of such products to pipelines for the account of the purchaser or at the time of physical transfer of such products to the purchaser. The Company follows

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
the sales method of accounting for oil and natural gas sales, recognizing revenues based on the Company’s share of actual proceeds from the oil and natural gas sold to purchasers. Oil and natural gas imbalances are generated on properties for which two or more owners have the right to take production “in-kind” and, in doing so, take more or less than their respective entitled percentage. Imbalances are tracked by well, but the Company does not record any receivable from or payable to the other owners unless the imbalance has reached a level at which it exceeds the remaining reserves in the respective well. If reserves are insufficient to offset the imbalance and the Company is in an overtake position, a liability is recorded for the amount of shortfall in reserves valued at a contract price or the market price in effect at the time the imbalance is generated. If the Company is in an undertake position, a receivable is recorded for an amount that is reasonably expected to be received, not to exceed the current market value of such imbalance.
        The following table reflects the Company’s natural gas imbalance positions at December 31, 2010 and 2009 as well as amounts reflected in oil and natural gas production expense for the years ended December 31, 2010 and 2009:

	December 31,
(dollars in thousands)	2010	2009

Natural gas imbalance liability (included in asset retirement obligations and other long-term liabilities)	$403	$533
Overtake position (Mcf)	71,153	101,278

Natural gas imbalance receivable (included in other assets)	$100	$444
Undertake position (Mcf)	22,240	98,584

	Years Ended December 31,
	2010	2009	2008

Value of net overtake (undertake) arising during the year increasing (decreasing) oil and natural gas production expense	$(38)	$23	$(189)
Net overtake (undertake) position arising during the year (Mcf)	(8,695)	7,317	(19,269)

Value of net (undertake) related to divested natural gas properties	$(252)	$-	$-
Net (undertake) position related to divested natural gas properties (Mcf)	(54,914)	-	-

        Derivative instruments and hedging. The Company recognizes all derivative instruments as either assets or liabilities measured at fair value. The Company netted the fair value of derivative instruments by counterparty in the accompanying consolidated balance sheets where the right of offset exists.
        The Company may designate a derivative instrument as hedging the exposure to changes in the fair value of an asset or a liability or an identified portion thereof that is attributable to a particular risk (a “fair value hedge”) or as hedging the exposure to variability in expected future cash flows that are attributable to a particular risk (a “cash flow hedge”). Special accounting for qualifying hedges allows the effective portion of a derivative instrument’s gains and losses to offset related results on the hedged item in the statement of operations and requires that a company formally document, designate and assess the effectiveness of the transactions that receive hedge accounting treatment. Both at the inception of a hedge and on an ongoing basis, a hedge must be expected to be highly effective in achieving offsetting changes in fair value or cash flows attributable to the underlying risk being hedged. If the Company determines that a derivative instrument is no longer highly effective as a hedge, it discontinues hedge accounting prospectively and future changes in the fair value of the derivative are recognized in current earnings. The amount already reflected in accumulated other comprehensive (loss) income (“AOCI”) remains there until the hedged item affects earnings or it is probable that the hedged item will not occur by the end of the originally specified time period or within two months thereafter. The Company assesses and measures hedge effectiveness at the end of each quarter.
        Changes in the fair value of derivative instruments that are fair value hedges are offset against changes in the fair value of the hedged assets, liabilities or firm commitments, through earnings. Effective changes in the fair value of derivative instruments that are cash flow hedges are recognized in AOCI and reclassified into earnings in the period in which the hedged item affects earnings.

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
Ineffective portions of a derivative instrument’s change in fair value are immediately recognized in earnings. Derivative instruments that do not qualify, or cease to qualify, as hedges must be adjusted to fair value and the adjustments are recorded through earnings. The Company did not have any derivatives designated as fair value or cash flow hedges during the years ended December 31, 2010 or 2009.
          Asset retirement obligations. The Company records the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Subsequently, the asset retirement cost included in the carrying amount of the related asset is allocated to expense through depreciation of the asset. Changes in the liability due to passage of time are generally recognized as an increase in the carrying amount of the liability and as corresponding accretion expense.
          Treasury stock. Treasury stock purchases are recorded at cost. Upon reissuance, the cost of treasury shares held is reduced by the average purchase price per share of the aggregate treasury shares held.
          General and administrative expense. The Company receives fees for the operation of jointly owned oil and natural gas properties and records such reimbursements as reductions of general and administrative expense. Such fees from continuing and discontinued operations totaled approximately $14.4 million, $11.4 million and $4.9 million for the years ended December 31, 2010, 2009 and 2008, respectively.
          Stock-based compensation. From time to time, the Company exchanges its equity instruments for services provided by employees and directors that are based on the fair value of the Company’s equity instruments or that may be settled by the issuance of those equity instruments in exchange for the services. The cost of the services received in exchange for equity instruments, including stock options, is measured based on the grant-date fair value of those instruments. That cost is recognized as compensation expense over the requisite service period (generally the vesting period). Generally, no compensation cost is recognized for equity instruments that do not vest.
          Income taxes. The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that the related tax benefits will not be realized.
          The Company evaluates uncertain tax positions for recognition and measurement in the consolidated financial statements. To recognize a tax position, the Company determines whether it is more likely than not that the tax positions will be sustained upon examination, including resolution of any related appeals or litigation, based on the technical merits of the position. A tax position that meets the more likely than not threshold is measured to determine the amount of benefit to be recognized in the consolidated financial statements. The amount of tax benefit recognized with respect to any tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement. The Company had no uncertain tax positions that required recognition in the consolidated financial statements at December 31, 2010 and 2009. Any interest or penalties would be recognized as a component of income tax expense.
          Recent accounting pronouncements.
          Business combinations. In December 2010, the Financial Accounting Standards Board (the “FASB”) issued an update in order to address diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations.
          The update requires a public entity to disclose pro forma information for business combinations that occurred in the current reporting period. The disclosures include pro forma revenue and earnings of the combined entity for the current reporting period as though the acquisition date for all business combinations that occurred during the year had been as of the beginning of the annual reporting period. If comparative financial statements are presented, the pro forma revenue and earnings of the combined entity for the comparable prior reporting period should be reported as though the acquisition date for all business combinations that occurred during the current year had been as of the beginning of the comparable prior annual reporting period.

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
          In practice, some preparers have presented the pro forma information in their comparative financial statements as if the business combination that occurred in the current reporting period had occurred as of the beginning of each of the current and prior annual reporting periods. Other preparers have disclosed the pro forma information as if the business combination occurred at the beginning of the prior annual reporting period only, and carried forward the related adjustments, if applicable, through the current reporting period. The Company early adopted the update effective January 1, 2010, and the adoption did not have a significant impact on its consolidated financial statements.
          Various topics. In February 2010, the FASB issued an update to various topics, which eliminated outdated provisions and inconsistencies in the Accounting Standards Codification (the “Codification”), and clarified certain guidance to reflect the FASB’s original intent. The update is effective for the first reporting period, including interim periods, beginning after issuance of the update, except for the amendments affecting embedded derivatives and reorganizations. In addition to amending the Codification, the FASB made corresponding changes to the legacy accounting literature to facilitate historical research. These changes are included in an appendix to the update. The Company adopted the update effective January 1, 2010, and the adoption did not have a significant impact on its consolidated financial statements.
          Accounting for extractive activities. In April 2010, the FASB issued an amendment to a paragraph in the accounting standard for oil and natural gas extractive activities accounting. The standard adds to the Codification the SEC’s Modernization of Oil and Gas Reporting release. The Company adopted the update effective April 20, 2010, and the adoption did not have a significant impact on its consolidated financial statements.
Note C. Exploratory well costs
          The Company capitalizes exploratory well costs until a determination is made that the well has either found proved reserves or that it is impaired. The capitalized exploratory well costs are presented in unproved properties in the consolidated balance sheets. If the exploratory well is determined to be impaired, the well costs are charged to expense.
          The following table reflects the Company’s capitalized exploratory well activity during each of the years ended December 31, 2010, 2009, and 2008:

	Years Ended December 31,
(in thousands)	2010	2009	2008

Beginning capitalized exploratory well costs	$8,668	$25,553	$21,056
Additions to exploratory well costs pending the determination of proved reserves	175,343	135,656	25,621
Reclassifications due to determination of proved reserves	(137,185)	(152,200)	(18,327)
Exploratory well costs charged to expense	-	(341)	(2,797)

Ending capitalized exploratory well costs	$46,826	$8,668	$25,553

          The following table provides an aging at December 31, 2010 and 2009 of capitalized exploratory well costs based on the date the drilling was completed:

	December 31,
(in thousands)	2010	2009

Wells in drilling progress	$19,190	$1,767
Capitalized exploratory well costs that have been capitalized for a period of one year or less	27,636	6,901
Capitalized exploratory well costs that have been capitalized for a period greater than one year	-	-

Total capitalized exploratory well costs	$46,826	$8,668

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
          At December 31, 2010, the Company had 48 gross exploratory wells either drilling or waiting on results from completion. There were 10 wells in the New Mexico Shelf area, 12 wells in Delaware Basin area, 23 wells in the Texas Permian area and 3 wells in our other non-core areas.
Note D. Acquisitions and business combinations
          Marbob and Settlement Acquisitions. In July 2010, the Company entered into an asset purchase agreement to acquire certain of the oil and natural gas leases, interests, properties and related assets owned by Marbob Energy Corporation and its affiliates (collectively, “Marbob”) for aggregate consideration of (i) cash in the amount of $1.45 billion, (ii) the issuance to Marbob of $150 million 8.0% unsecured senior note due 2018 and (iii) the issuance to Marbob of approximately 1.1 million shares of the Company’s common stock, subject to purchase price adjustments, which included downward purchase price adjustments based on the exercise of third parties of contractual preferential purchase rights in properties to be acquired from Marbob (“Marbob Acquisition”).
          On October 7, 2010, the Company closed the Marbob Acquisition. At closing, the Company paid approximately $1.1 billion in cash plus the unsecured senior note and common stock described above for a total purchase price of approximately $1.4 billion. The total purchase price as originally announced was reduced due to third party contractual preferential purchase rights in the Marbob properties. Certain of the third parties contractual preferential purchase rights became subject to litigation, as discussed below.
          The Company funded the cash consideration in the Marbob Acquisition with (a) borrowings under its credit facility and (b) net proceeds of $292.7 million from a private placement of approximately 6.6 million shares of the Company’s common stock at a price of $45.30 per share that closed on October 7, 2010.
          Certain of the Marbob interests in properties contained contractual preferential purchase rights by third parties if Marbob were to sell them. Marbob informed the Company of its receipt of a notice from BP America Production Company (“BP”) electing to exercise its contractual preferential purchase rights in certain of Marbob’s properties as a result of the Marbob Acquisition.
          On July 20, 2010, BP announced it was selling all its assets in the Permian Basin to a subsidiary of Apache Corporation (“Apache”). Marbob and BP owned common interests in certain properties subject to contractual preferential purchase rights. BP and Apache contested Marbob’s ability to exercise its contractual preferential purchase rights in this situation. As a result, Marbob and the Company filed suit against BP and Apache seeking declaratory judgment and injunctive relief to protect Marbob’s contractual right to have the option to purchase these interests in these common properties.
          On October 15, 2010, the Company and Marbob resolved the litigation with BP and Apache related to the disputed contractual preferential purchase rights. As a result of the settlement, the Company acquired a non-operated interest in substantially all of the oil and natural gas assets subject to the litigation for approximately $286 million in cash (the “Settlement Acquisition”). The Company funded the Settlement Acquisition with borrowings under our credit facility.
          The results of operations of the Marbob and Settlement Acquisitions are included in the Company’s results of operations since their respective closing dates in October 2010.

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
          The following tables represent the allocation of the total purchase price of the Marbob and Settlement Acquisitions to the acquired assets and liabilities assumed. The allocation represents the fair values assigned to each of the assets acquired and liabilities assumed:

	Marbob		Settlement
(in thousands)	Acquisition		Acquisition

Fair value of net assets:
Proved oil and natural gas properties	$1,014,734		$185,337
Unproved oil and natural gas properties	334,866		101,582
Other long-term assets	20,771		-

Total assets acquired	1,370,371		286,919

Asset retirement obligations and other liabilities assumed	(7,851)		(689)

Total purchase price	$1,362,520		$286,230

Fair value of consideration paid for net assets:
Cash consideration	$1,127,747		$286,230
Marbob $150 million senior unsecured 8% note, due 2018	159,000	(a)	-
Common stock, $0.001 par value; 1,103,752 shares issued	75,773	(b)	-

Total purchase price	$1,362,520		$286,230

(a)
The fair value of the $150 million 8.0% senior unsecured note due 2018 issued to Marbob, was calculated by reference to the traded market yield of Concho’s 8.625% senior unsecured notes due 2017, at September 30, 2010.

(b)	The fair value of the Concho common stock issued to Marbob was valued at the average of the high and low price on the closing date (October 7, 2010), of $68.65 per share.

          Wolfberry acquisitions. In December 2009, together with the acquisition of related additional interests that closed in 2010, the Company closed two acquisitions (the “Wolfberry Acquisitions”) of interests in producing and non-producing assets in the Wolfberry play in the Permian Basin for approximately $270.7 million. The Wolfberry Acquisitions were funded with borrowings under the Company’s credit facility. The Company’s 2009 results of operations do not include any results from the Wolfberry Acquisitions.
          The following table represents the allocation of the total purchase price of the Wolfberry Acquisitions to the acquired assets and liabilities assumed. The allocation represents the fair values assigned to each of the assets acquired and liabilities assumed:

Wolfberry
(in thousands)	Acquisitions

Fair value of net assets:
Proved oil and natural gas properties	$212,987
Unproved oil and natural gas properties	58,222

Total assets acquired	271,209

Asset retirement obligations	(464)

Net purchase price	$270,745

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
          Henry Entities acquisition. In July 2008, the Company closed its acquisition of Henry Petroleum LP and certain entities affiliated with Henry Petroleum LP (which we refer to as “Henry” or the “Henry Entities”) and additional non-operated interests in oil and natural gas properties from persons affiliated with the Henry Entities. In August 2008 and September 2008, the Company acquired additional non-operated interests in oil and natural gas assets from persons affiliated with the Henry Entities. The assets acquired and liabilities assumed in the Henry Entities acquisition and the acquired additional non-operated interests are referred to as the “Henry Properties.” The Company paid $583.7 million in cash for the Henry Properties acquisition. The Company’s results of operations included those from the Henry Properties since August 1, 2008.
          The cash paid for the Henry Properties acquisition was funded with (i) borrowings under the Company’s credit facility, and (ii) net proceeds of $242.4 million from a private placement of approximately 8.3 million shares of the Company’s common stock.
          Pro forma data. The following unaudited pro forma combined condensed financial data for the years ended December 31, 2010 and 2009 was derived from the historical financial statements of the Company giving effect to the Marbob and Settlement Acquisitions as if they had occurred on January 1, 2009. The pro forma financial data does not include the results of operations for the Wolfberry Acquisitions as they are not deemed material. The unaudited pro forma combined condensed financial data has been included for comparative purposes only and is not necessarily indicative of the results that might have occurred had these acquisitions taken place as of the date indicated and is not intended to be a projection of future results.

	Years Ended December 31,
(in thousands, except per share data)	2010	2009
	(unaudited)

Operating revenues from continuing operations	$1,178,138	$732,452
Income (loss) from continuing operations	$216,984	$(893)

Income (loss) from continuing operations per common share:

Basic	$2.16	$(0.01)
Diluted	$2.14	$(0.01)

Note E. Asset retirement obligations
          The Company’s asset retirement obligations represent the estimated present value of the estimated cash flows the Company will incur to plug, abandon and remediate its producing properties at the end of their productive lives, in accordance with applicable state laws. The Company does not provide for a market risk premium associated with asset retirement obligations because a reliable estimate cannot be determined. The Company has no assets that are legally restricted for purposes of settling asset retirement obligations.

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
          The following table summarizes the Company’s asset retirement obligation transactions during the years ended December 31, 2010, 2009 and 2008:

	Years Ended December 31,
(in thousands)	2010	2009	2008

Asset retirement obligations, beginning of period	$22,754	$16,809	$9,418
Liabilities incurred from new wells	3,037	1,526	1,197
Liabilities assumed in acquisitions	8,290	488	7,062
Accretion expense on continuing operations	1,482	909	759
Accretion expense on discontinued operations	232	149	130
Disposition of wells	(3,236)	(223)	-
Liabilities settled upon plugging and abandoning wells	(591)	(1,255)	-
Revision of estimates	11,358	4,351	(1,757)

Asset retirement obligations, end of period	$43,326	$22,754	$16,809

Note F. Stockholders’ equity and treasury stock
          Public common stock offering. In December 2010, the Company issued, including the over-allotment option, in a secondary public offering 2.9 million shares of our common stock at $82.50 per share and we received net proceeds of approximately $227.4 million. The Company used the net proceeds from this offering to repay a portion of the borrowings under our credit facility.
          In February 2010, the Company issued, including the over-allotment option, in a secondary public offering 5.3 million shares of our common stock at $42.75 per share and we received net proceeds of approximately $219.3 million. The Company used the net proceeds from this offering to repay a portion of the borrowings under our credit facility.
          Private placement of common stock. In October 2010, the Company closed the private placement of its common stock, simultaneously with the closing of the Marbob Acquisition, on 6.6 million shares of our common stock at a price of $45.30 per share for net proceeds of approximately $292.7 million.
          In July 2008, we closed the private placement of our common stock, simultaneously with the closing of the Henry Entities acquisition, on 8.3 million shares of our common stock at a price of $30.11 per share for net proceeds of approximately $242.4 million.
          Treasury stock. The restrictions on certain restricted stock awards issued to certain of the Company’s officers lapsed during the years ended December 31, 2010, 2009, and 2008. Immediately upon the lapse of restrictions, these officers and key employees became liable for income taxes on the value of such shares. In accordance with the Company’s 2006 Stock Incentive Plan and the applicable restricted stock award agreements, some of such officers and key employees elected to deliver shares of the Company’s common stock to the Company in exchange for cash used to satisfy such tax liability. In total, at December 31, 2010 and 2009, the Company had acquired 31,963 and 12,380 shares of the Company’s common stock, respectively, that are held as treasury stock in the approximate amount of $1.6 million and $0.4 million, respectively.
Note G. Incentive plans
          Defined contribution plan. The Company sponsors a 401(k) defined contribution plan for the benefit of substantially all employees. The Company matches 100 percent of employee contributions, not to exceed 6 percent of the employee’s annual salary. The Company contributions to the plans for the years ended December 31, 2010, 2009 and 2008 were approximately $0.7 million, $1.0 million, and $1.2 million, respectively.

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
          Stock incentive plan. The Company’s 2006 Stock Incentive Plan (the “Plan”) provides for granting stock options and restricted stock awards to employees and individuals associated with the Company. The following table shows the number of awards available under the Plan at December 31, 2010:

Number of
Common Shares

Approved and authorized awards	5,850,000
Stock option grants, net of forfeitures	(3,463,720)
Restricted stock grants, net of forfeitures	(1,322,941)

Awards available for future grant	1,063,339

          Restricted stock awards. All restricted shares are treated as issued and outstanding in the accompanying consolidated balance sheets. If an employee terminates employment prior the restriction lapse date, the awarded shares are forfeited and cancelled and are no longer considered issued and outstanding. A summary of the Company’s restricted stock awards for the years ended December 31, 2010, 2009 and 2008 is presented below:

	Number of	Grant Date
	Restricted	Fair Value
	Shares	Per Share

Restricted stock:

Outstanding at January 1, 2008	371,549
Shares granted	128,001	$32.13
Shares cancelled / forteited	(46,741)
Lapse of restrictions	(45,458)

Outstanding at December 31, 2008	407,351
Shares granted	300,119	$27.10
Shares cancelled / forteited	(7,874)
Lapse of restrictions	(202,339)

Outstanding at December 31, 2009	497,257
Shares granted	537,415	$59.57
Shares cancelled / forteited	(19,528)
Lapse of restrictions	(194,260)

Outstanding at December 31, 2010	820,884

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
          The following table summarizes information about stock-based compensation for the Company’s restricted stock awards for the years ended December 31, 2010, 2009 and 2008:

	Years Ended December 31,
(in thousands)	2010	2009	2008

Grant date fair value for awards during the period: (a)
Employee grants	$11,823	$5,187	$2,693
Officer and director grants	20,290	3,256	1,420

Total	$32,113	$8,443	$4,113

Stock-based compensation expense from restricted stock:
Employee grants	$5,207	$3,003	$1,498
Officer and director grants (a)	5,071	1,752	624

Total	$10,278	$4,755	$2,122

Income taxes and other information:

Income tax benefit related to restricted stock	$3,931	$1,790	$808

Deductions in current taxable income related to restricted stock	$11,289	$5,458	$1,234

(a)	The years ended December 31, 2010 and 2009 include effects of modifications to certain stock-based awards, see discussion below.

          Stock option awards. A summary of the Company’s stock option activity under the Plan for the years ended December 31, 2010, 2009 and 2008 is presented below:

	Years Ended December 31,
	2010		2009		2008
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Options	Price	Options	Price	Options	Price

Stock options:

Outstanding at beginning of period	2,156,503	$14.11	2,731,324	$12.46	3,011,722	$9.71
Options granted	-	$-	120,301	$20.75	607,555	$23.54
Options forfeited	-	$-	(265)	$8.00	(275,593)	$14.96
Options exercised	(559,500)	$10.33	(694,857)	$8.80	(612,360)	$8.80

Outstanding at end of period	1,597,003	$15.43	2,156,503	$14.11	2,731,324	$12.46

Vested at end of period	1,221,665	$13.63	1,460,588	$11.00	1,567,389	$9.18

Exercisable at end of period	816,825	$16.33	635,861	$14.67	517,019	$11.16

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
          The following table summarizes information about the Company’s vested and exercisable stock options outstanding at December 31, 2010, 2009 and 2008:

		Weighted
		Average	Weighted
Range of	Number	Remaining	Average
Exercise	Vested and	Contractual	Exercise	Intrinsic
Prices	Exercisable	Life	Price	Value
				(in thousands)

December 31, 2010:

Vested options:
$8.00	519,381	1.61 years	$8.00	$41,379
$12.00	91,124	4.05 years	$12.00	6,895
$12.50 - $15.50	311,250	5.87 years	$14.49	22,778
$20.00 - $23.00	258,121	7.31 years	$21.65	17,041
$28.00 - $37.27	41,789	7.43 years	$31.24	2,358

	1,221,665	4.28 years	$13.63	$90,451

Exercisable options:
$8.00	132,369	3.49 years	$8.00	$10,546
$12.00	73,296	4.79 years	$12.00	5,546
$12.50 - $15.50	311,250	5.87 years	$14.49	22,778
$20.00 - $23.00	258,121	7.31 years	$21.65	17,041
$28.00 - $37.27	41,789	7.43 years	$31.24	2,358

	816,825	5.92 years	$16.33	$58,269

December 31, 2009:

Vested options:
$8.00	960,669	2.06 years	$8.00	$35,449
$12.00	116,728	4.45 years	$12.00	3,840
$12.50 - $15.50	245,000	6.73 years	$14.80	7,374
$20.00 - $23.00	104,625	8.18 years	$21.86	2,411
$28.00 - $37.27	33,566	8.50 years	$31.81	440

	1,460,588	3.62 years	$11.00	$49,514

Exercisable options:
$8.00	171,903	4.62 years	$8.00	$6,343
$12.00	80,767	5.76 years	$12.00	2,657
$12.50 - $15.50	245,000	6.73 years	$14.80	7,374
$20.00 - $23.00	104,625	8.18 years	$21.86	2,411
$28.00 - $37.27	33,566	8.50 years	$31.81	440

	635,861	6.37 years	$14.67	$19,225

December 31, 2008:

Vested options:
$8.00	1,232,647	2.58 years	$8.00	$18,268
$12.00	143,492	4.99 years	$12.00	1,553
$12.50 - $15.50	191,250	7.78 years	$14.68	1,556

	1,567,389	3.43 years	$9.18	$21,377

Exercisable options:
$8.00	236,227	5.62 years	$8.00	$3,501
$12.00	89,542	6.78 years	$12.00	969
$12.50 - $15.50	191,250	7.78 years	$14.68	1,556

	517,019	6.62 years	$11.16	$6,026

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
          The following table summarizes information about stock-based compensation for options for the years ended December 31, 2010, 2009 and 2008:

	Years Ended December 31,
(in thousands)	2010	2009	2008

Grant date fair value for awards during the period:

Employee grants	$-	$50	$580

Officer and director grants (a)	-	4,923	5,675

Total	$-	$4,973	$6,255

Stock-based compensation expense from stock options:

Employee grants	$153	$258	$181

Officer and director grants (a)	2,500	4,027	2,920

Total	$2,653	$4,285	$3,101

Income taxes and other information:

Income tax benefit related to stock options	$1,014	$1,614	$1,990

Deductions in current taxable income related to stock options exercised	$25,124	$14,414	$10,756

(a)	The year ended December 31, 2009 includes effects of modifications to certain stock-based awards, see further discussion below.

          In calculating the compensation expense for stock options granted during the years ended December 31, 2009 and 2008, the Company estimated the fair value of each grant using the Black-Scholes option-pricing model. Assumptions utilized in the model are shown below.

	2009	2008

Risk-free interest rate	2.47%	3.18%
Expected term (years)	6.25	6.21
Expected volatility	63.19%	38.88%
Expected dividend yield	-	-

          The Company used the simplified method that is accepted by the SEC staff to calculate the expected term for stock options granted during the years ended December 31, 2009 and 2008, since it did not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time its shares of common stock have been publicly traded. Expected volatilities are based on a combination of historical and implied volatilities of comparable companies.
          Modification of stock-based awards. David W. Copeland, the Company’s former Vice President, General Counsel and Corporate Secretary, retired December 31, 2010. Mr. Copeland stepped down from such positions on November 5, 2009, but remained with the Company as Senior Counsel until his retirement. As part of Mr. Copeland’s retirement agreement, all of Mr. Copeland’s stock-based awards were modified to permit full vesting on his retirement date. As a result of this modification, the Company (i) recognized approximately $0.5 million of stock-based compensation and a reduction of approximately $5,000 during the years ended December 31, 2010 and 2009, respectively, and (ii) will recognize a reduction in stock-based compensation of approximately $0.1 million in future periods.

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
          Steven L. Beal, the Company’s former President and Chief Operating Officer, retired from such positions on June 30, 2009. Mr. Beal began serving as a consultant on July 1, 2009; see Note N. As part of the consulting agreement, certain of Mr. Beal’s stock-based awards were modified to permit vesting and exercise under the original terms of the stock-based awards as if Mr. Beal was still an employee of the Company while he is performing consulting services for the Company. As a result of this modification, the Company (i) recognized approximately $0.7 million and $0.8 million of stock-based compensation during the years ended December 31, 2010 and 2009 and (ii) will recognize additional stock-based compensation of approximately $0.2 million in future periods.
          On November 8, 2007, the compensation committee of the Company’s board of directors authorized and approved amendments to certain outstanding agreements related to options to purchase the Company’s common stock that were previously awarded to certain of the Company’s executive officers and employees in order to amend such award agreements so that the subject stock option award would constitute deferred compensation that is compliant with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or exempt from the application of Section 409A. As the offer to amend outstanding stock option agreements previously issued to certain of the Company’s employees may constitute a tender offer under the Securities Exchange Act of 1934, on November 8, 2007, the board of directors of the Company authorized commencement of a tender offer to amend the applicable outstanding stock option award agreements in the form approved by the compensation committee.
          Generally, the amendments provide that the employee stock options, which had previously vested in connection with a past business combination, will become exercisable in 25 percent increments over a four year period beginning in 2008 and continuing through 2011 or upon the occurrence of certain specified events. Employees who decided to amend their stock option award agreement received a cash payment equal to $0.50 for each share of common stock subject to the amendment on January 2, 2008. The Company made aggregate cash payments of approximately $192,000 to such employees. The Company’s affected executive officers received and accepted a similar offer to amend their stock option awards issued prior to a past business combination on substantially the same terms, except such officers were not offered the $0.50 per share payment.
          In addition, the Company’s executive officers received stock option awards in June 2006 to purchase 450,000 shares of common stock, in the aggregate, at a purchase price of $12.00 per share. The Company subsequently determined that the fair market value of a share of common stock as of the date of the award was $15.40. As a result, the compensation committee of the Company’s board of directors authorized and approved an amendment to these stock option award agreements pursuant to which the exercise price of such stock options would be increased from $12.00 per share to $15.40 per share. The Company agreed to issue to the executive officer an award of the number of shares of restricted stock equal to (i) the product of $3.40 and the number of shares of common stock subject to the stock option award, divided by (ii) the fair market value of a share of common stock on the date of the award of restricted stock.
          The Company has determined that its aggregate compensation expense resulting from these modifications of approximately $0.8 million would be recorded during the period from November 8, 2007 to December 31, 2007 and during the years ending December 31, 2008, 2009 and 2010.
          Future stock-based compensation expense. The following table reflects the future stock-based compensation expense to be recorded for all the stock-based compensation awards that are outstanding at December 31, 2010:

	Restricted	Stock
(in thousands)	Stock	Options	Total

2011	$3,575	$501	$4,076
2012	11,730	879	12,609
2013	8,269	184	8,453
2014	5,620	15	5,635
2015 and thereafter	3,112	-	3,112

Total	$32,306	$1,579	$33,885

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
Note H. Disclosures about fair value of financial instruments
          The Company uses a valuation framework based upon inputs that market participants use in pricing an asset or liability, which are classified into two categories: observable inputs and unobservable inputs. Observable inputs represent market data obtained from independent sources, whereas unobservable inputs reflect a company’s own market assumptions, which are used if observable inputs are not reasonably available without undue cost and effort. These two types of inputs are further prioritized into the following fair value input hierarchy:
Level 1:
Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Company considers active markets to be those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that the Company values using observable market data. Substantially all of these inputs are observable in the marketplace throughout the full term of the derivative instrument, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace. Level 2 instruments primarily include non-exchange traded derivatives such as over-the-counter commodity price swaps, basis swaps, investments and interest rate swaps. The Company’s valuation models are primarily industry-standard models that consider various inputs including: (i) quoted forward prices for commodities, (ii) time value and (iii) current market and contractual prices for the underlying instruments, as well as other relevant economic measures. The Company utilizes its counterparties’ valuations to assess the reasonableness of its prices and valuation techniques.

Level 3:
Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e., supported by little or no market activity). Level 3 instruments primarily include derivative instruments, such as commodity price collars and floors, as well as investments. The Company’s valuation models are primarily industry-standard models that consider various inputs including: (i) quoted forward prices for commodities, (ii) time value, (iii) volatility factors and (iv) current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Although the Company utilizes its counterparties’ valuations to assess the reasonableness of our prices and valuation techniques, the Company does not have sufficient corroborating market evidence to support classifying these assets and liabilities as Level 2.

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
          The fair value input hierarchy level to which an asset or liability measurement in its entirety falls is determined based on the lowest level input that is significant to the measurement in its entirety. The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2010, for each of the fair value hierarchy levels:

	Fair Value Measurements at Reporting Date Using

		Significant
	Quoted Prices in	Other	Significant
	Active Markets for	Observable	Unobservable	Fair Value at
	Identical Assets	Inputs	Inputs	December 31,
(in thousands)	(Level 1)	(Level 2)	(Level 3)	2010

Assets:
Commodity derivative price swap contracts	$ -	$49,519	$-	$49,519
Commodity derivative price collar contracts	-	-	2,481	2,481

	-	49,519	2,481	52,000

Liabilities:
Commodity derivative price swap contracts	-	(183,028)	-	(183,028)
Commodity derivative basis swap contracts	-	(3,552)	-	(3,552)
Interest rate derivative swap contracts	-	(5,754)	-	(5,754)

	-	(192,334)	-	(192,334)

Net financial assets (liabilities)	$ -	$(142,815)	$2,481	$(140,334)

          The following table sets forth a reconciliation of changes in the fair value of financial assets (liabilities) classified as Level 3 in the fair value hierarchy:

(in thousands)

Balance at December 31, 2009	$(945)
Realized and unrealized losses	9,862
Settlements, net	(6,436)

Balance at December 31, 2010	$2,481

Total losses for the period included in earnings attributable to the change in unrealized losses relating to assets (liabilities) still held at the reporting date	$3,426

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
Assets and Liabilities Measured at Fair Value on a Recurring Basis
          The following table presents the carrying amounts and fair values of the Company’s financial instruments at December 31, 2010 and 2009:

	December 31, 2010		December 31, 2009
	Carrying	Fair	Carrying	Fair
(in thousands)	Value	Value	Value	Value

Assets:
Derivative instruments	$9,088	$9,088	$24,923	$24,923

Liabilities:
Derivative instruments	$149,422	$149,422	$91,756	$91,756
Credit facility	$613,500	$606,042	$550,000	$528,849
8.625% senior notes due 2017	$296,219	$322,879	$295,836	$315,000
8.0% senior notes due 2018	$158,802	$162,772	$-	$-
7.0% senior notes due 2021	$600,000	$615,000	$-	$-

          Cash and cash equivalents, accounts receivable, other current assets, accounts payable, interest payable and other current liabilities. The carrying amounts approximate fair value due to the short maturity of these instruments.
          Credit facility. The fair value of the Company’s credit facility is estimated by discounting the principal and interest payments at the Company’s credit adjusted discount rate at the reporting date.
          Senior notes. The fair values of the Company’s 8.625% and 7.0% senior notes are based on quoted market prices. The fair value of the $150 million 8.0% unsecured senior note due 2018 issued to Marbob is based on a risk-adjusted quoted market price of similar publicly traded debt securities.

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
        Derivative instruments. The fair value of the Company’s derivative instruments are estimated by management considering various factors, including closing exchange and over-the-counter quotations and the time value of the underlying commitments. Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The following table (i) summarizes the valuation of each of the Company’s financial instruments by required pricing levels and (ii) summarizes the gross fair value by the appropriate balance sheet classification, even when the derivative instruments are subject to netting arrangements and qualify for net presentation in the Company’s consolidated balance sheets at December 31, 2010 and 2009:

	Fair Value Measurements Using
		Significant		Total
	Quoted Prices in	Other	Significant	Fair Value
	Active Markets for	Observable	Unobservable	at
	Identical Assets	Inputs	Inputs	December 31,
(in thousands)	(Level 1)	(Level 2)	(Level 3)	2010

Assets (a)
Current: (b)
Commodity derivative price swap contracts	$-	$32,877	$-	$32,877
Commodity derivative price collar contracts	-	-	2,481	2,481

	-	32,877	2,481	35,358

Noncurrent: (c)
Commodity derivative price swap contracts	-	16,642	-	16,642

	-	16,642	-	16,642

Liabilities (a)
Current: (b)
Commodity derivative price swap contracts	-	(118,131)	-	(118,131)
Commodity derivative basis swap contracts	-	(3,552)	-	(3,552)
Interest rate derivative swap contracts	-	(4,595)	-	(4,595)

	-	(126,278)	-	(126,278)

Noncurrent: (c)
Commodity derivative price swap contracts	-	(64,897)	-	(64,897)
Interest rate derivative swap contracts	-	(1,159)	-	(1,159)

	-	(66,056)	-	(66,056)

Net financial assets (liabilities)	$-	$(142,815)	$2,481	$(140,334)

(b) Total current financial liabilities, gross basis				$(90,920)
(c) Total noncurrent financial liabilities, gross basis				(49,414)

Net financial liabilities				$(140,334)

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

	Fair Value Measurements Using
		Significant		Total
	Quoted Prices in	Other	Significant	Fair Value
	Active Markets for	Observable	Unobservable	at
	Identical Assets	Inputs	Inputs	December 31,
(in thousands)	(Level 1)	(Level 2)	(Level 3)	2009

Assets (a)
Current: (b)
Commodity derivative price swap contracts	$-	$13,850	$-	$13,850
Commodity derivative price collar contracts	-	-	134	134

	-	13,850	134	13,984

Noncurrent: (c)
Commodity derivative price swap contracts	-	35,016	-	35,016
Interest rate derivative swap contracts	-	1,369	-	1,369

	-	36,385	-	36,385

Liabilities (a)
Current: (b)
Commodity derivative price swap contracts	-	(65,351)	-	(65,351)
Commodity derivative basis swap contracts	-	(5,254)	-	(5,254)
Interest rate derivative swap contracts	-	(3,870)	-	(3,870)
Commodity derivative price collar contracts	-	-	(619)	(619)

	-	(74,475)	(619)	(75,094)

Noncurrent: (c)
Commodity derivative price swap contracts	-	(38,259)	-	(38,259)
Commodity derivative basis swap contracts	-	(3,389)	-	(3,389)
Commodity derivative price collar contracts	-	-	(460)	(460)

	-	(41,648)	(460)	(42,108)

Net financial liabilities	$-	$(65,888)	$(945)	$(66,833)

(b) Total current financial liabilities, gross basis				$(61,110)
(c) Total noncurrent financial liabilities, gross basis				(5,723)

Net financial liabilities				$(66,833)

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
(a)
The fair value of derivative instruments reported in the Company’s consolidated balance sheets are subject to netting arrangements and qualify for net presentation. The following table reports the net basis derivative fair values as reported in the consolidated balance sheets at December 31, 2010 and 2009:

(in thousands)	December 31,
Consolidated Balance Sheet Classification:	2010	2009

Current derivative contracts:
Assets	$6,855	$1,309
Liabilities	(97,775)	(62,419)

Net current	$(90,920)	$(61,110)

Noncurrent derivative contracts:
Assets	$2,233	$23,614
Liabilities	(51,647)	(29,337)

Net noncurrent	$(49,414)	$(5,723)

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
        Certain assets and liabilities are reported at fair value on a nonrecurring basis in the Company’s consolidated balance sheets. The following methods and assumptions were used to estimate the fair values:
        Impairments of long-lived assets – The Company reviews its long-lived assets to be held and used, including proved oil and natural gas properties, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected undiscounted future net cash flows is less than the carrying amount of the assets. In this circumstance, the Company recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. The Company reviews its oil and natural gas properties by amortization base or by individual well for those wells not constituting part of an amortization base. For each property determined to be impaired, an impairment loss equal to the difference between the carrying value of the properties and the estimated fair value (discounted future cash flows) of the properties would be recognized at that time. Estimating future cash flows involves the use of judgments, including estimation of the proved and unproved oil and natural gas reserve quantities, timing of development and production, expected future commodity prices, capital expenditures and production costs.
        The Company periodically reviews its proved oil and natural gas properties that are sensitive to oil and natural gas prices for impairment. Impairment expense is caused primarily due to declines in commodity prices and well performance. The following table reports the carrying amounts, estimated fair values and impairment expense of long-lived assets for continuing and discontinued operations for the years ended December 31, 2010, 2009 and 2008:

	Carrying	Estimated	Impairment
(in thousands)	Amount	Fair Value	Expense

Year ended December 31, 2010	$27,888	$12,707	$15,181

Year ended December 31, 2009	$19,884	$7,687	$12,197

Year ended December 31, 2008	$31,792	$13,375	$18,417

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
        Asset retirement obligations – The Company estimates the fair value of Asset Retirement Obligations (“AROs”) based on discounted cash flow projections using numerous estimates, assumptions and judgments regarding such factors as the existence of a legal obligation for an ARO; amounts and timing of settlements; the credit-adjusted risk-free rate to be used; and inflation rates. See Note E for a summary of changes in AROs.
        The following table sets forth the measurement information for assets measured at fair value on a nonrecurring basis:

	Fair Value Measurements Using
		Significant
	Quoted Prices in	Other	Significant
	Active Markets for	Observable	Unobservable	Total
	Identical Assets	Inputs	Inputs	Impairment
(in thousands)	(Level 1)	(Level 2)	(Level 3)	Loss

Year ended December 31, 2010:
Impairment of long-lived assets	$-	$-	$12,707	$15,181
Asset retirement obligations incurred in current period	-	-	11,327

Year ended December 31, 2009:
Impairment of long-lived assets	$-	$-	$7,687	$12,197
Asset retirement obligations incurred in current period	-	-	2,014

Year ended December 31, 2008:
Impairment of long-lived assets	$-	$-	$13,375	$18,417
Asset retirement obligations incurred in current period	-	-	8,259

Note I. Derivative financial instruments
        The Company uses derivative financial contracts to manage exposures to commodity price and interest rate fluctuations. Commodity hedges are used to (i) reduce the effect of the volatility of price changes on the oil and natural gas the Company produces and sells, (ii) support the Company’s capital budget and expenditure plans and (iii) support the economics associated with acquisitions. Interest rate hedges are used to mitigate the cash flow risk associated with rising interest rates. The Company does not enter into derivative financial instruments for speculative or trading purposes. The Company also may enter into physical delivery contracts to effectively provide commodity price hedges. Because these contracts are not expected to be net cash settled, they are considered to be normal sales contracts and not derivatives. Therefore, these contracts are not recorded in the Company’s consolidated financial statements.
        Currently, the Company does not designate its derivative instruments to qualify for hedge accounting. Accordingly, the Company reflects changes in the fair value of its derivative instruments in its statements of operations as they occur. All of the Company’s remaining hedges that historically qualified for hedge accounting or were dedesignated from hedge accounting were settled in 2008.
        During 2007, the Company determined that all of its natural gas commodity contracts no longer qualified as hedges (referred to as “dedesignated cash flow hedges”). The Company discontinued hedge accounting from then forward for all derivative contracts.

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
        New commodity derivative contracts in 2010. During the year ended December 31, 2010, the Company entered into additional commodity derivative contracts to hedge a portion of its estimated future production. The following table summarizes information about these additional commodity derivative contracts for the year ended December 31, 2010. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Aggregate	Index		Contract
	Volume	Price		Period

Oil (volumes in Bbls):
Price swap	670,000	$83.72	(a)	1/1/10 - 12/31/10
Price swap	195,000	$76.85	(a)	3/1/10 - 12/31/10
Price swap	1,463,000	$88.63	(a)	5/1/10 - 12/31/10
Price swap	378,000	$85.62	(a)	1/1/11 - 6/30/11
Price swap	200,000	$83.47	(a)	1/1/11 - 11/30/11
Price swap	6,282,000	$85.49	(a)	1/1/11 - 12/31/11
Price swap	96,000	$86.80	(a)	7/1/11 - 12/31/11
Price swap	540,000	$86.84	(a)	1/1/12 - 6/30/12
Price swap	389,000	$86.95	(a)	1/1/12 - 11/30/12
Price swap	5,487,000	$88.21	(a)	1/1/12 - 12/31/12
Price swap	261,000	$82.50	(a)	7/1/12 - 12/31/12
Price swap	1,380,000	$82.58	(a)	1/1/13 - 12/31/13
Price swap	1,248,000	$83.94	(a)	1/1/14 - 12/31/14
Price swap	600,000	$84.50	(a)	1/1/15 - 6/30/15

Natural gas (volumes in MMBtus):
Price swap	418,000	$5.99	(b)	2/1/10 - 12/31/10
Price swap	1,250,000	$5.55	(b)	3/1/10 - 12/31/10
Price swap	5,076,000	$6.14	(b)	1/1/11 - 12/31/11
Price swap	300,000	$6.54	(b)	1/1/12 - 12/31/12

(a)	The index prices for the oil price swaps are based on the NYMEX-West Texas Intermediate monthly average futures price.

(b)	The index prices for the natural gas price swaps are based on the NYMEX-Henry Hub last trading day futures price.

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
        Commodity derivative contracts at December 31, 2010. The following table sets forth the Company’s outstanding derivative contracts at December 31, 2010. When aggregating multiple contracts, the weighted average contract price is disclosed.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total

Oil Swaps: (a)
2011:
Volume (Bbl)	2,879,436	2,601,436	2,395,436	2,238,436	10,114,744
Price per Bbl	$82.83	$82.88	$83.06	$83.20	$82.98
2012:
Volume (Bbl)	2,056,500	1,985,500	1,592,500	1,546,500	7,181,000
Price per Bbl	$90.01	$90.17	$91.19	$91.38	$90.61
2013:
Volume (Bbl)	345,000	345,000	345,000	345,000	1,380,000
Price per Bbl	$82.58	$82.58	$82.58	$82.58	$82.58
2014:
Volume (Bbl)	312,000	312,000	312,000	312,000	1,248,000
Price per Bbl	$83.94	$83.94	$83.94	$83.94	$83.94
2015:
Volume (Bbl)	300,000	300,000	-	-	600,000
Price per Bbl	$84.50	$84.50	-	-	$84.50

Natural Gas Swaps: (b)
2011:
Volume (MMBtu)	1,569,000	3,069,000	3,069,000	3,069,000	10,776,000
Price per MMBtu	$6.36	$6.62	$6.62	$6.62	$6.58
2012:
Volume (MMBtu)	75,000	75,000	75,000	75,000	300,000
Price per MMBtu	$6.54	$6.54	$6.54	$6.54	$6.54

Natural Gas Collars: (b)
2011:
Volume (MMBtu)	1,500,000	-	-	-	1,500,000
Price per MMBtu	$6.00 - $6.80	-	-	-	$6.00 - $6.80

Natural Gas Basis Swaps: (c)
2011:
Volume (MMBtu)	1,800,000	1,800,000	1,800,000	1,800,000	7,200,000
Price per MMBtu	$0.87	$0.76	$0.76	$0.76	$0.79

(a)	The index prices for the oil price swaps are based on the NYMEX-West Texas Intermediate monthly average futures price.

(b)	The index prices for the natural gas price swaps and collars are based on the NYMEX-Henry Hub last trading day futures price.

(c)	The basis differential between the El Paso Permian delivery point and NYMEX Henry Hub delivery point.

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
        Interest rate derivative contracts. During 2008, the Company entered into interest rate derivative contracts to hedge a portion of its future interest rate exposure. The Company hedged its LIBOR interest rate on the Company’s bank debt by fixing the rate at 1.90 percent for three years beginning in May of 2009 on $300 million of the Company’s bank debt. The interest rate derivative contracts were not designated as cash flow hedges.
        The Company’s reported oil and natural gas revenue includes the effects of oil quality and Btu content, gathering and transportation costs, natural gas processing and shrinkage, and the net effect of the commodity hedges that qualified for cash flow hedge accounting. The following table summarizes the gains and losses reported in earnings related to the commodity and interest rate derivative instruments and the net change in AOCI for the years ended December 31, 2010, 2009 and 2008:

	Years Ended December 31,
(in thousands)	2010	2009	2008

Decrease in oil and natural gas revenue from derivative activity:

Cash payments on cash flow hedges in oil sales	$-	$-	$(30,591)
Dedesignated cash flow hedges reclassified from AOCI in natural gas sales	-	-	(696)

Total decrease in oil and natural gas revenue from derivative activity	$-	$-	$(31,287)

Gain (loss) on derivatives not designated as hedges:

Mark-to-market gain (loss):
Commodity derivatives:
Oil	$(93,595)	$(229,896)	$253,960
Natural gas	23,347	(7,959)	3,347
Interest rate derivatives	(3,253)	(1,418)	(1,083)
Cash (payments on) receipts from derivatives not designated as hedges:
Commodity derivatives:
Oil	(26,281)	74,796	(7,780)
Natural gas	17,414	10,955	1,426
Interest rate derivatives	(4,957)	(3,335)	-

Total gain (loss) on derivatives not designated as hedges	$(87,325)	$(156,857)	$249,870

Gain (loss) from ineffective portion of cash flow hedges	$-	$-	$1,336

Accumulated other comprehensive income (loss):

Cash flow hedges:
Mark-to-market loss of cash flow hedges	$-	$-	$(7,985)
Reclassification adjustment of losses to earnings	-	-	30,591

Net change, before income taxes	-	-	22,606
Income tax effect	-	-	(8,835)

Net change, net of income taxes	$-	$-	$13,771

Dedesignated cash flow hedges:
Reclassification adjustment of losses to earnings	$-	$-	$696
Income tax effect	-	-	(272)

Net change, net of income taxes	$-	$-	$424

        All of the Company’s commodity derivative contracts at December 31, 2010 are expected to settle by December 31, 2015. All the Company’s commodity derivative contracts previously accounted for as cash flow hedges and dedesignated as hedges were settled on December 31, 2008.

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
        Post-2010 commodity derivative contracts. After December 31, 2010 and through February 23, 2011, the Company entered into the following oil and natural gas price swaps to hedge an additional portion of its estimated future production:

	Aggregate	Index		Contract
	Volume	Price		Period

Oil (volumes in Bbls):
Price swap	115,000	$96.65	(a)	03/01/11 - 11/30/11
Price swap	200,000	$97.20	(a)	03/01/11 - 12/31/11
Price swap	45,000	$99.35	(a)	01/01/12 - 03/31/12
Price swap	180,000	$99.00	(a)	01/01/12 - 12/31/12
Price swap	300,000	$99.00	(a)	07/01/12 - 09/30/12
Price swap	255,000	$99.00	(a)	10/01/12 - 12/31/12
Price swap	1,080,000	$99.88	(a)	01/01/13 - 12/31/13

(a)	The index price for the oil price swap is based on the NYMEX-West Texas Intermediate monthly average futures price.

Note J. Debt
        The Company’s debt consists of the following:

	December 31,
(in thousands)	2010	2009

Credit facility	$613,500	$550,000
8.625% unsecured senior notes due 2017	300,000	300,000
7.0% unsecured senior notes due 2021	600,000	-
8.0% unsecured senior note due 2018	150,000	-
Unamortized original issue premium (discount), net	5,021	(4,164)
Less: current portion	-	-

Total long-term debt	$1,668,521	$845,836

        Credit facility. The Company’s credit facility, as amended (the “Credit Facility”), has a maturity date of July 31, 2013. At December 31, 2010, the Company had no letters of credit outstanding under the Credit Facility. The Company’s borrowing base is $2.0 billion until the next scheduled borrowing base redetermination in April 2011. Between scheduled borrowing base redeterminations, the Company and, if requested by 66 2/3 percent of the lenders, the lenders, may each request one special redetermination.
        Advances on the Credit Facility bear interest, at the Company’s option, based on (i) the prime rate of JPMorgan Chase Bank (“JPM Prime Rate”) (3.25 percent at December 31, 2010) or (ii) a Eurodollar rate (substantially equal to the London Interbank Offered Rate). At December 31, 2010, the interest rates of Eurodollar rate advances and JPM Prime Rate advances varied, with interest margins ranging from 200 to 300 basis points and 112.5 to 212.5 basis points, respectively, per annum depending on the debt balance outstanding. At December 31, 2010, the Company paid commitment fees on the unused portion of the available borrowing base of 50 basis points per annum.

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
        The Credit Facility also includes a same-day advance facility under which the Company may borrow funds from the administrative agent. Same-day advances cannot exceed $25 million, and the maturity dates cannot exceed fourteen days. The interest rate on this facility is the JPM Prime Rate plus the applicable interest margin.
        The Company’s obligations under the Credit Facility are secured by a first lien on substantially all of its oil and natural gas properties. In addition, all of the Company’s subsidiaries are guarantors and have been pledged to secure borrowings under the Credit Facility.
        The credit agreement contains various restrictive covenants and compliance requirements which include:
•
maintenance of certain financial ratios, including (i) maintenance of a quarterly ratio of total debt to consolidated earnings before interest expense, income taxes, depletion, depreciation, and amortization, exploration expense and other noncash income and expenses to be no greater than 4.0 to 1.0, and (ii) maintenance of a ratio of current assets to current liabilities, excluding noncash assets and liabilities related to financial derivatives and asset retirement obligations and including the unfunded amounts under the Credit Facility, to be not less than 1.0 to 1.0;

•	limits on the incurrence of additional indebtedness and certain types of liens;

•	restrictions as to mergers, combinations and dispositions of assets; and

•	restrictions on the payment of cash dividends.
        At December 31, 2010, the Company was in compliance with all of the covenants under the Credit Facility.
        8.625% unsecured senior notes. The Company’s 8.625% senior notes due 2017 (the “2017 Senior Notes”) are fully and unconditionally guaranteed on a senior unsecured basis by all of the Company’s subsidiaries. The 2017 Senior Notes will mature on October 1, 2017, and interest is payable on the 2017 Senior Notes each April 1 and October 1.
        The Company may redeem some or all of the 2017 Senior Notes at any time on or after October 1, 2013 at the redemption prices specified in the indenture governing the 2017 Senior Notes. The Company may also redeem up to 35 percent of the 2017 Senior Notes using all or a portion of the net proceeds of certain public sales of equity interests completed before October 1, 2012 at a redemption price as specified in the indenture. If the Company sells certain assets or experiences specific kinds of change of control, each as described in the indenture, each holder of the Senior Notes will have the right to require the Company to repurchase the 2017 Senior Notes at a purchase price described in the indenture plus accrued and unpaid interest, if any, to the date of repurchase.
        The 2017 Senior Notes are the Company’s senior unsecured obligations, and rank equally in right of payment with all of the Company’s existing and future senior debt, and rank senior in right of payment to all of the Company’s future subordinated debt. The 2017 Senior Notes are structurally subordinated to all of the Company’s existing and future secured debt to the extent of the value of the collateral securing such indebtedness.
        7.0% unsecured senior notes. In December 2010, the Company issued $600 million in principal amount of 7.0% senior notes due 2021 at 100.00 percent of par (the “2021 Senior Notes”). The 2021 Senior Notes will mature on January 15, 2021 and interest is paid in arrears semi-annually on January 15 and July 15 beginning July 15, 2011. The 2021 Senior Notes are fully and unconditionally guaranteed on a senior unsecured basis by substantially all of the Company’s subsidiaries.
        The Company may redeem some or all of the 2021 Senior Notes at any time on or after January 15, 2016 at the redemption prices specified in the indenture governing the 2021 Senior Notes. The Company may also redeem up to 35 percent of the 2021 Senior Notes using all or a portion of the net proceeds of certain public sales of equity interests completed before January 15, 2014 at a redemption price as specified in the indenture. If the Company sells certain assets or experiences specific kinds of change of control, each as described in the indenture, each holder of the 2021 Senior Notes will have the right to require the Company to repurchase the 2021 Senior Notes at a purchase price described in the indenture plus accrued and unpaid interest, if any, to the date of repurchase.
        The 2021 Senior Notes are the Company’s senior unsecured obligations, and rank equally in right of payment with all of the Company’s existing and future senior debt, and rank senior in right of payment to all of the Company’s future subordinated debt. The 2021 Senior Notes are structurally subordinated to all of the Company’s existing and future secured debt to the extent of the value of the collateral securing such indebtedness.

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
        8.0% unsecured senior note. In October 2010, the Company issued to Marbob an unsecured senior note (the “8.0% Note”) in the aggregate principal amount of $150 million, as partial consideration for the Marbob Acquisition. The 8.0% Note bears interest at the rate of 8.0% per year, payable semi-annually in arrears and is payable as to principal in a lump sum on October 7, 2018. The Company has the option to prepay the 8.0% Note, together with accrued interest thereon, from time to time, in whole or in part, without penalty or premium.
        Future interest expense reductions from the net original issue premium at December 31, 2010 is as follows:

(in thousands)

2011	$(465)
2012	(488)
2013	(511)
2014	(535)
2015	(560)
Thereafter	(2,462)

Total	$(5,021)

        Principal maturities of long-term debt. Principal maturities of long-term debt outstanding at December 31, 2010 are as follows:

(in thousands)

2011	$-
2012	-
2013	613,500
2014	-
2015 and thereafter	1,050,000

Total	$1,663,500

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
        Interest expense. The following amounts have been incurred and charged to interest expense for the years ended December 2010, 2009 and 2008:

	Years Ended December 31,
(in thousands)	2010	2009	2008

Cash payments for interest	$48,052	$14,862	$27,747
Amortization of original issue discount (premium)	185	102	58
Amortization of deferred loan origination costs	6,595	3,635	2,157
Write-off of deferred loan origination costs and original issue discount	-	57	1,547
Net changes in accruals	5,439	9,702	(1,237)

Interest costs incurred	60,271	28,358	30,272
Less: capitalized interest	(184)	(66)	(1,233)

Total interest expense	$60,087	$28,292	$29,039

Note K. Commitments and contingencies
        Severance agreements. The Company has entered into severance and change in control agreements with all of its senior officers. The current annual salaries for the Company’s officers covered under such agreements total approximately $3.4 million.
        Indemnifications. The Company has agreed to indemnify its directors and officers, with respect to claims and damages arising from certain acts or omissions taken in such capacity.
        Legal actions. The Company is a party to proceedings and claims incidental to its business. While many of these matters involve inherent uncertainty, the Company believes that the amount of the liability, if any, ultimately incurred with respect to any such proceedings or claims will not have a material adverse effect on the Company’s consolidated financial position as a whole or on its liquidity, capital resources or future results of operations. The Company will continue to evaluate proceedings and claims involving the Company on a quarter-by-quarter basis and will establish and adjust any reserves as appropriate to reflect its assessment of the then current status of the matters.
        Daywork commitments. The Company periodically enters into contractual arrangements under which the Company is committed to expend funds to drill wells in the future, including agreements to secure drilling rig services, which require the Company to make future minimum payments to the rig operators. The Company records drilling commitments in the periods in which well capital is incurred or rig services are provided. The following table summarizes the Company’s future drilling commitments at December 31, 2010:

	Payments Due By Period

	Total	Less than	1 - 3	3 - 5	More than
(in thousands)		1 year	years	years	5 years

Daywork drilling contracts with related parties (a)	$1,000	$1,000	$-	$-	$-
Other daywork drilling contracts	1,400	1,400	-	-	-

Total contractual drilling commitments	$2,400	$2,400	$-	$-	$-

(a)	Consists of daywork drilling contracts with Silver Oak Drilling, LLC, an affiliate of Chase Oil Corporation (“Chase Oil”), a stockholder of the Company.

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
        Operating leases. The Company leases vehicles, equipment and office facilities under non-cancellable operating leases. Lease payments associated with these operating leases for the years ended December 31, 2010, 2009 and 2008 were approximately $2.8 million, $2.3 million and $1.3 million, respectively.
        Future minimum lease commitments under non-cancellable operating leases at December 31, 2010 are as follows:

(in thousands)

2011	$3,471
2012	3,151
2013	2,558
2014	2,373
2015 and thereafter	3,689

Total	$15,242

Note L. Income taxes
        The Company uses an asset and liability approach for financial accounting and reporting for income taxes. The Company’s objectives of accounting for income taxes are to recognize (i) the amount of taxes payable or refundable for the current year and (ii) deferred tax liabilities and assets for the future tax consequences of events that have been recognized in its financial statements or tax returns. The Company and its subsidiaries file a federal corporate income tax return on a consolidated basis. The tax returns and the amount of taxable income or loss are subject to examination by federal and state taxing authorities.
        The Company continually assesses both positive and negative evidence to determine whether it is more likely than not that deferred tax assets can be realized prior to their expiration. Management monitors company-specific, oil and natural gas industry and worldwide economic factors and assesses the likelihood that the Company’s net operating loss carryforwards (“NOLs”) and other deferred tax attributes in the United States, state, and local tax jurisdictions will be utilized prior to their expiration. At December 31, 2010 and 2009, the Company had no valuation allowances related to its deferred tax assets.
        At December 31, 2010, the Company did not have any significant uncertain tax positions requiring recognition in the financial statements. The tax years 2005 through 2009 remain subject to examination by the major tax jurisdictions.
        Income tax provision. The Company’s income tax provision (benefit) and amounts separately allocated were attributable to the following items for the years ended December 31, 2010, 2009 and 2008:

	Years Ended December 31,
(in thousands)	2010	2009	2008

Income (loss) from continuing operations	$115,278	$(22,589)	$158,125
Income from discontinued operations	20,327	1,857	3,960

Changes in stockholders’ equity:
Net deferred hedge losses	-	-	(3,121)
Net settlement losses included in earnings	-	-	12,228
Excess tax benefits related to stock-based compensation	(11,346)	(5,212)	(3,614)

	$124,259	$(25,944)	$167,578

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
        The Company’s income tax provision (benefit) attributable to income from continuing operations consisted of the following for the years ended December 31, 2010, 2009 and 2008:

	Years Ended December 31,
(in thousands)	2010	2009	2008

Current:
United States federal	$11,904	$10,116	$4,152
United States state and local	3,037	1,743	474

	14,941	11,859	4,626

Deferred:
United States federal	76,645	(20,982)	142,131
United States state and local	23,692	(13,466)	11,368

	100,337	(34,448)	153,499

	$115,278	$(22,589)	$158,125

        The reconciliation between the income tax expense (benefit) computed by multiplying pretax income (loss) from continuing operations by the United States federal statutory rate and the reported amounts of income tax expense (benefit) from continuing operations is as follows:

	Years Ended December 31,
(in thousands)	2010	2009	2008

Income (loss) at United States federal statutory rate	$100,074	$(12,565)	$150,314
State income taxes (net of federal tax effect)	9,161	(1,031)	13,050
Revision of previous tax estimates	(1,593)	(1,559)	-
Statutory depletion	(179)	(581)	-
Change in effective statutory state income tax rate	8,278	(6,556)	(5,671)
Nondeductible expense & other	(463)	(297)	432

Income tax expense (benefit)	$115,278	$(22,589)	$158,125

Effective tax rate	40.3%	62.9%	36.8%

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
        The Company’s income tax provision (benefit) attributable to income from discontinued operations consisted of the following for the years ended December 31, 2010, 2009 and 2008:

	Years Ended December 31,
(in thousands)	2010	2009	2008

Current:
United States federal	$5,124	$(1,682)	$3,928
United States state and local	22	10	47

	5,146	(1,672)	3,975

Deferred:
United States federal	12,560	3,335	(464)
United States state and local	2,621	194	449

	15,181	3,529	(15)

	$20,327	$1,857	$3,960

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities were as follows:

	December 31,
(in thousands)	2010	2009

Deferred tax assets:
Stock-based compensation	$9,147	$6,652
Derivative instruments	53,650	25,186
Federal tax credit carryovers	463	3,495
Asset retirement obligation	16,564	8,575
Accrued liabilities	4,043	4,180
Allowance for bad debt	491	918
Other	4,142	94

Total deferred tax assets	88,500	49,100

Deferred tax liabilities:
Oil and natural gas properties, principally due to differences in basis and depletion and the deduction of intangible drilling costs for tax purposes	(753,130)	(609,268)
Intangible asset - operating rights	(13,371)	(13,763)
Other	(172)	(71)

Total deferred tax liabilities	(766,673)	(623,102)

Net deferred tax liability	$(678,173)	$(574,002)

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
Note M. Major customers and derivative counterparties
        Sales to major customers. The Company’s share of oil and natural gas production is sold to various purchasers. The Company is of the opinion that the loss of any one purchaser would not have a material adverse effect on the ability of the Company to sell its oil and natural gas production.
        The following purchasers individually accounted for ten percent or more of the consolidated oil and natural gas revenues, including the revenues from discontinued operations and the results of commodity hedges, during the years ended December 31, 2010, 2009 and 2008:

	Years Ended December 31,
	2010	2009	2008

Navajo Refining Company, L.P.	32%	38%	59%
ConocoPhillips Company	14%	11%	7%
DCP Midstream, LP	12%	13%	18%
Plains Marketing and Transportation Inc.	11%	-%	-%

        At December 31, 2010, the Company had receivables from Navajo Refining Company, L.P., ConocoPhillips Company, DCP Midstream, LP and Plains Marketing and Transportation Inc. of $38.6 million, $25.0 million, $15.7 million and $9.3 million, respectively, which are reflected in Accounts receivable — oil and natural gas in the accompanying consolidated balance sheet.
        Derivative counterparties. The Company uses credit and other financial criteria to evaluate the credit standing of, and to select, counterparties to its derivative instruments. The Company’s credit facility agreements require that the senior unsecured debt ratings of the Company’s derivative counterparties be (i) not less than either A- by Standard & Poor’s Rating Group rating system or A3 by Moody’s Investors Service, Inc. rating system or (ii) a lender to the Company’s credit facility. At December 31, 2010 and 2009, the counterparties with whom the Company had outstanding derivative contracts met or exceeded the required ratings. Although the Company does not obtain collateral or otherwise secure the fair value of its derivative instruments, management believes the associated credit risk is mitigated by the Company’s credit risk policies and procedures and by the credit rating requirements of the Company’s credit facility agreements.

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
Note N. Related party transactions
        The following tables summarize charges incurred with and payments made to the Company’s related parties and reported in the consolidated statements of operations, as well as outstanding payables and receivables included in the consolidated balance sheets for the periods presented:

	Years Ended December 31,
(in thousands)	2010	2009	2008

Charges incurred with Chase Oil and affiliates (a)	$34,263	$32,756	$23,171

Working interests owned by employees: (b)
Revenues distributed to employees	$157	$100	$155
Joint interest payments received from employees	$464	$141	$635
Acquisition of oil and natural gas interests from an employee	$363	$-	$-

Overriding royalty interests paid to Chase Oil affiliates (c)	$2,078	$1,311	$3,113

Royalty interests paid to a director of the Company (d)	$154	$134	$332

Amounts paid under consulting agreement with Steven L. Beal(e)	$254	$126	$-

	December 31,
(in thousands)	2010	2009

Amounts included in accounts receivable - related parties:
Chase Oil and affiliates (a)	$115	$88
Working interests owned by employees (b)	$54	$128

Amounts included in accounts payable - related parties:
Chase Oil and affiliates (a)	$771	$11
Working interests owned by employees (b)	$8	$13
Overriding royalty interests of Chase Oil affiliates (c)	$407	$255
Royalty interests of a director of the Company (d)	$11	$12

(a)
The Company incurred charges for services rendered in the ordinary course of business from Chase Oil and its affiliates including a drilling contractor, an oilfield services company, a supply company, a drilling fluids supply company, a pipe and tubing supplier, a fixed base operator of aircraft services and a software company. The tables above summarize the charges incurred as well as outstanding receivables and payables.

(b)
The Company purchased oil and natural gas properties from third parties in which employees of the Company owned a working interest. The tables above summarize the Company’s activities with these employees. During the year ended December 31, 2010, the Company acquired oil and natural gas interests from an employee of the Company.

(c)
Certain persons affiliated with Chase Oil own overriding royalty interests in certain of the Company’s properties. The tables above summarize the amounts paid attributable to such interests and amounts due at period end.

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008

(d)
Royalties are paid on certain properties, located in Andrews County, Texas, to a partnership of which one of the Company’s directors is the general partner and owns a 3.5 percent partnership interest. The tables above summarize the amounts paid to such partnership and amounts due at period end.

(e)
On June 30, 2009, Steven L. Beal, the Company’s then president and chief operating officer, retired from such positions. On June 9, 2009, the Company entered into a consulting agreement (the “Consulting Agreement”) with Mr. Beal, under which Mr. Beal began serving as a consultant to the Company on July 1, 2009. Either the Company or Mr. Beal may terminate the consulting relationship at any time by giving ninety days written notice to the other party; however, the Company may terminate the relationship immediately for cause. During the term of the consulting relationship, Mr. Beal will receive a consulting fee of $20,000 per month and a monthly reimbursement for his medical and dental coverage costs. If Mr. Beal dies during the term of the Consulting Agreement, his estate will receive a $60,000 lump sum payment. As part of the consulting agreement, certain of Mr. Beal’s stock-based awards were modified to permit vesting and exercise under the original terms of the stock-based awards as if Mr. Beal were still an employee of the Company while he is performing consulting services for the Company. The tables above summarize the Company’s activities pursuant to the consulting agreement with this director.

      Saltwater disposal services agreement. Among the assets the Company acquired from Chase Oil is an undivided interest in a saltwater gathering and disposal system, which is owned and maintained under a written agreement among the Company and Chase Oil and certain of its affiliates, and under which the Company as operator gathers and disposes of produced water. The system is owned jointly by the Company and Chase Oil and its affiliates in undivided ownership percentages, which are annually redetermined as of January 1 on the basis of each party’s percentage contribution of the total volume of produced water disposed of through the system during the prior calendar year. As of January 1, 2011, the Company owned 97.5 percent of the system and Chase Oil and its affiliates owned 2.5 percent.
      Purchase of residence. During 2010, the Company purchased the residence of an officer of the Company. To effectuate the purchase, the Company engaged a third-party relocation company, who executed the purchase for $920,000 and will subsequently sell the officer’s residence. The third-party relocation company appraised the fair value of the residence at $920,000.

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
Note O. Discontinued operations
        In December 2010, the Company closed the sale of certain of its non-core Permian Basin assets for cash consideration of $103.3 million. The Company recorded a gain in 2010 on the disposition of assets in discontinued operations of approximately $29.1 million. The Company did not complete any material divestitures during 2009 or 2008.
        In March 2011, the Company closed the sale of certain of its Bakken assets for cash consideration of approximately $195.9 million. The Company recorded a gain in 2011 on the disposition of these assets in discontinued operations of approximately $142.0 million.
        The Company has reflected the result of operations of the above divestitures as discontinued operations, rather than as a component of continuing operations. The following table represents the components of the Company’s discontinued operations for the years ended December 31, 2010, 2009 and 2008.

	Years Ended December 31,
(in thousands)	2010	2009	2008

Operating revenues:
Oil sales	$50,302	$25,870	$28,762
Natural gas sales	7,573	7,810	12,680

Total operating revenues	57,875	33,680	41,442

Operating costs and expenses:
Oil and natural gas production	14,336	10,451	10,069
Exploration and abandonments	154	28	-
Depreciation, depletion and amortization (a)	15,669	14,254	10,244
Accretion of discount on asset retirement obligations (a)	232	149	130
Impairments of long-lived assets (a)	3,567	4,317	10,035
General and administrative (b)	(985)	(886)	(354)

Total operating costs and expenses	32,973	28,313	30,124

Income from discontinued operations	24,902	5,367	11,318
Other income (expense):
Gain on disposition of assets, net (a)	29,147	-	-

Income from discontinued operations before income taxes	54,049	5,367	11,318

Income tax benefit (expense):
Current	(5,146)	1,672	(3,975)
Deferred (a)	(15,181)	(3,529)	15

Income from discontinued operations, net of tax	$33,722	$3,510	$7,358

(a)	Represents the significant noncash components of discontinued operations.

(b)	Represents the fees received from third-parties for operating oil and natural gas properties that were sold. The Company reflects these fees as a reduction of general and administrative expenses.

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
Note P. Net income (loss) per share
        Basic net income (loss) per share is computed by dividing net income (loss) applicable to common shareholders by the weighted average number of common shares treated as outstanding for the period.
        The computation of diluted income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock that are dilutive to income (loss) were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the earnings of the Company. These amounts include unexercised capital options, stock options and restricted stock. Potentially dilutive effects are calculated using the treasury stock method.
        The following table is a reconciliation of the basic weighted average common shares outstanding to diluted weighted average common shares outstanding for the years ended December 31, 2010, 2009 and 2008:

	Years Ended December 31,
(in thousands)	2010	2009	2008

Weighted average common shares outstanding:

Basic	92,542	84,912	79,206
Dilutive common stock options	900	-	1,140
Dilutive restricted stock	395	-	241

Diluted	93,837	84,912	80,587

        Because the exercise prices of certain incentive stock options were greater than the average market price of the common shares and would be anti-dilutive, stock options to purchase 469 shares of common stock for the year ended December 31, 2010, were outstanding but not included in the computations of diluted income per share from continuing operations. Also excluded from the computation of diluted income per share for the year ended December 31, 2010, were 6,659 shares of restricted stock because the effect would be anti-dilutive.
        In 2009, the Company incurred a net loss; accordingly, all potentially dilutive securities were anti-dilutive and not included in determining diluted net loss per share. In 2009, the anti-dilutive securities included (i) common stock options to purchase 2,156,503 shares and (ii) 497,257 shares of restricted stock. In 2008, since the Company had net income applicable to common shareholders, the effects of all potentially dilutive securities including capital options, stock options and unvested restricted stock were considered in the computation of diluted earnings per share.
        Because the exercise prices of certain incentive stock options were greater than the average market price of the common shares and would be anti-dilutive, stock options to purchase 313,354 shares of common stock for the year ended December 31, 2008, were outstanding but not included in the computations of diluted income per share from continuing operations. Also excluded from the computation of diluted income per share for the year ended December 31, 2008, were 56,086 shares of restricted stock because the effect would be anti-dilutive.

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
Note Q. Other current liabilities
        The following table provides the components of the Company’s other current liabilities at December 31, 2010 and 2009:

	December 31,
(in thousands)	2010	2009

Other current liabilities:
Accrued production costs	$31,149	$24,128
Payroll related matters	13,790	14,490
Accrued interest	15,494	10,055
Asset retirement obligations	7,378	3,262
Other	15,464	8,160

Other current liabilities	$83,275	$60,095

Note R. Subsidiary guarantors
        Substantially all of the Company’s wholly-owned subsidiaries have fully and unconditionally guaranteed certain of the senior notes issuances of the Company (see Note J). In accordance with practices accepted by the SEC, the Company has prepared Consolidating Condensed Financial Statements in order to quantify the assets, results of operations and cash flows of such subsidiaries as subsidiary guarantors. The following Consolidating Condensed Balance Sheets at December 31, 2010 and 2009, and Consolidating Condensed Statements of Operations and Consolidating Condensed Statements of Cash Flows for the years ended December 31, 2010, 2009 and 2008, present financial information for Concho Resources Inc. as the Parent on a stand-alone basis (carrying any investments in subsidiaries under the equity method), financial information for the subsidiary guarantors on a stand-alone basis (carrying any investment in non-guarantor subsidiaries under the equity method), and the consolidation and elimination entries necessary to arrive at the information for the Company on a consolidated basis. All current and deferred income taxes are recorded on Concho Resources Inc. as the subsidiaries are flow-through entities for income tax purposes. The subsidiary guarantors are not restricted from making distributions to the Company.

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
Consolidating Condensed Balance Sheet
December 31, 2010

	Parent	Subsidiary	Consolidating
(in thousands)	Issuer	Guarantors	Entries	Total

ASSETS
Accounts receivable - related parties	$5,532,317	$534,447	$(6,066,595)	$169
Other current assets	51,084	279,380	-	330,464
Oil and natural gas properties, net	-	4,885,740	-	4,885,740
Property and equipment, net	-	28,047	-	28,047
Investment in subsidiaries	1,363,908	-	(1,363,908)	-
Other long-term assets	55,061	69,013	-	124,074

Total assets	$7,002,370	$5,796,627	$(7,430,503)	$5,368,494

LIABILITIES AND EQUITY
Accounts payable - related parties	$2,061,777	$4,006,015	$(6,066,595)	$1,197
Other current liabilities	115,662	390,130	-	505,792
Other long-term liabilities	772,536	36,574	-	809,110
Long-term debt	1,668,521	-	-	1,668,521
Equity	2,383,874	1,363,908	(1,363,908)	2,383,874

Total liabilities and equity	$7,002,370	$5,796,627	$(7,430,503)	$5,368,494

Consolidating Condensed Balance Sheet
December 31, 2009

	Parent	Subsidiary	Consolidating
(in thousands)	Issuer	Guarantors	Entries	Total

ASSETS
Accounts receivable - related parties	$2,715,307	$1,738,382	$(4,453,473)	$216
Other current assets	33,561	183,481	-	217,042
Oil and natural gas properties, net	-	2,840,583	-	2,840,583
Property and equipment, net	-	15,706	-	15,706
Investment in subsidiaries	876,154	-	(876,154)	-
Other long-term assets	44,291	53,247	-	97,538

Total assets	$3,669,313	$4,831,399	$(5,329,627)	$3,171,085

LIABILITIES AND EQUITY
Accounts payable - related parties	$790,251	$3,663,513	$(4,453,473)	$291
Other current liabilities	68,706	268,017	-	336,723
Other long-term liabilities	629,092	23,715	-	652,807
Long-term debt	845,836	-	-	845,836
Equity	1,335,428	876,154	(876,154)	1,335,428

Total liabilities and equity	$3,669,313	$4,831,399	$(5,329,627)	$3,171,085

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
Consolidating Condensed Statement of Operations
For the Year Ended December 31, 2010

	Parent	Subsidiary	Consolidating
(in thousands)	Issuer	Guarantors	Entries	Total

Total operating revenues	$-	$940,267	$-	$940,267
Total operating costs and expenses	(86,693)	(497,248)	-	(583,941)

Income (loss) from continuing operations	(86,693)	443,019	-	356,326
Interest expense	(60,087)	-	-	(60,087)
Other, net	486,754	(9,313)	(487,754)	(10,313)

Income from continuing operations before income taxes	339,974	433,706	(487,754)	285,926
Income tax expense (benefit)	(135,604)	20,326	-	(115,278)

Income from continuing operations	204,370	454,032	(487,754)	170,648
Income from discontinued operations, net of tax	-	33,722	-	33,722

Net income	$204,370	$487,754	$(487,754)	$204,370

Consolidating Condensed Statement of Operations
For the Year Ended December 31, 2009

	Parent	Subsidiary	Consolidating
(in thousands)	Issuer	Guarantors	Entries	Total

Total operating revenues	$-	$510,767	$-	$510,767
Total operating costs and expenses	(143,427)	(374,535)	-	(517,962)

Income (loss) from continuing operations	(143,427)	136,232	-	(7,195)
Interest expense	(28,292)	-	-	(28,292)
Other, net	141,185	(414)	(141,185)	(414)

Income (loss) from continuing operations before income taxes	(30,534)	135,818	(141,185)	(35,901)
Income tax benefit	20,732	1,857	-	22,589

Income (loss) from continuing operations	(9,802)	137,675	(141,185)	(13,312)
Income from discontinued operations, net of tax	-	3,510	-	3,510

Net income (loss)	$(9,802)	$141,185	$(141,185)	$(9,802)

Consolidating Condensed Statement of Operations
For the Year Ended December 31, 2008

	Parent	Subsidiary	Consolidating
(in thousands)	Issuer	Guarantors	Entries	Total

Total operating revenues	$(31,287)	$523,634	$-	$492,347
Total operating costs and expenses	177,384	(212,655)	-	(35,271)

Income from continuing operations	146,097	310,979	-	457,076
Interest expense	(29,039)	-	-	(29,039)
Other, net	323,729	1,432	(323,729)	1,432

Income from continuing operations before income taxes	440,787	312,411	(323,729)	429,469
Income tax expense (benefit)	(162,085)	3,960	-	(158,125)

Income from continuing operations	278,702	316,371	(323,729)	271,344
Income from discontinued operations, net of tax	-	7,358	-	7,358

Net income	$278,702	$323,729	$(323,729)	$278,702

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
Consolidating Condensed Statement of Cash Flows
For the Year Ended December 31, 2010

	Parent	Subsidiary	Consolidating
(in thousands)	Issuer	Guarantors	Entries	Total

Net cash flows provided by (used in) operating activities	$(1,369,316)	$2,020,898	$-	$651,582
Net cash flows used in investing activities	(10,812)	(2,032,645)	-	(2,043,457)
Net cash flows provided by financing activities	1,380,126	8,899	-	1,389,025

Net decrease in cash and cash equivalents	(2)	(2,848)	-	(2,850)
Cash and cash equivalents at beginning of period	48	3,186	-	3,234

Cash and cash equivalents at end of period	$46	$338	$-	$384

Consolidating Condensed Statement of Cash Flows
For the Year Ended December 31, 2009

	Parent	Subsidiary	Consolidating
(in thousands)	Issuer	Guarantors	Entries	Total

Net cash flows provided by (used in) operating activities	$(295,240)	$654,786	$-	$359,546
Net cash flows provided by (used in) investing activities	77,185	(663,333)	-	(586,148)
Net cash flows provided by (used in) financing activities	218,103	(6,019)	-	212,084

Net increase (decrease) in cash and cash equivalents	48	(14,566)	-	(14,518)
Cash and cash equivalents at beginning of period	-	17,752	-	17,752

Cash and cash equivalents at end of period	$48	$3,186	$-	$3,234

Consolidating Condensed Statement of Cash Flows
For the Year Ended December 31, 2008

	Parent	Subsidiary	Consolidating
(in thousands)	Issuer	Guarantors	Entries	Total

Net cash flows provided by (used in) operating activities	$(532,919)	$924,316	$-	$391,397
Net cash flows used in investing activities	(5,386)	(940,664)	-	(946,050)
Net cash flows provided by financing activities	538,198	3,783	-	541,981

Net decrease in cash and cash equivalents	(107)	(12,565)	-	(12,672)
Cash and cash equivalents at beginning of period	107	30,317	-	30,424

Cash and cash equivalents at end of period	$-	$17,752	$-	$17,752

Concho Resources Inc.
Notes to Consolidated Financial Statements
December 31, 2010, 2009 and 2008
Note S. Subsequent events
        Divestiture. In March 2011, the Company closed its divestiture of its Bakken assets for cash consideration of approximately $195.9 million and recognized a gain on this sale of approximately $142.0 million.

Concho Resources Inc.
Unaudited Supplementary Information
December 31, 2010, 2009 and 2008
Capitalized Costs

	December 31,
(in thousands)	2010	2009

Oil and natural gas properties:
Proved	$4,982,316	$3,139,424
Unproved	633,933	218,580
Less: accumulated depletion	(730,509)	(517,421)

Net capitalized costs for oil and natural gas properties	$4,885,740	$2,840,583

Costs Incurred for Oil and Natural Gas Producing Activities (a)

	Years Ended December 31,
(in thousands)	2010	2009	2008

Property acquisition costs:
Proved	$1,224,378	$205,817	$597,713
Unproved	475,688	74,692	240,294
Exploration	200,797	134,105	160,174
Development	492,622	265,731	178,842

Total costs incurred for oil and natural gas properties	$2,393,485	$680,345	$1,177,023

(a)	The costs incurred for oil and natural gas producing activities includes the following amounts of asset retirement obligations:

	Years Ended December 31,
(in thousands)	2010	2009	2008

Proved property acquisition costs	$8,290	$488	$7,062
Exploration costs	784	452	563
Development costs	13,611	5,425	(1,123)

Total	$22,685	$6,365	$6,502

Concho Resources Inc.
Unaudited Supplementary Information
December 31, 2010, 2009 and 2008
Reserve Quantity Information
        The following information represents estimates of our proved reserves as of December 31, 2010, which have been prepared and presented under SEC rules which became effective for fiscal years ending on or after December 31, 2009. These rules required SEC reporting companies to prepare their reserves estimates using revised reserve definitions and revised pricing based on a 12-month unweighted average of the first-day-of-the-month pricing. The previous rules required that reserve estimates be calculated using last-day-of-the-year pricing. The pricing that was used for estimates of our reserves as of December 31, 2010 was based on an unweighted average twelve month average West Texas Intermediate posted price of $75.96 per Bbl for oil and a Henry Hub spot natural gas price of $4.38 per MMBtu for natural gas, see table below. As a result of this change in pricing methodology in 2009, direct comparisons of reported reserves amounts prior to 2009 may be more difficult.
        Another impact of the SEC rules was a general requirement that, subject to limited exceptions, proved undeveloped reserves may only be booked if they relate to wells scheduled to be drilled within five years of the date of booking. This rule limited, and may continue to limit, the Company’s potential to record additional proved undeveloped reserves as it pursues its drilling program, particularly as it develops its significant acreage in the Permian Basin of Southeast New Mexico and West Texas. Moreover, the Company may be required to write down our proved undeveloped reserves if we do not drill on those reserves with the required five-year timeframe. The Company does not have any proved undeveloped reserves which have remained undeveloped for five years or more.
        The Company’s proved oil and natural gas reserves are all located in the United States, primarily in the Permian Basin of Southeast New Mexico and West Texas. All of the estimates of the proved reserves at December 31, 2010 and 2008 are based on reports prepared by Cawley, Gillespie & Associates, Inc. (“Cawley”) and Netherland, Sewell & Associates, Inc. (“NSAI”), independent petroleum engineers. The estimates of 93 percent of the proved reserves at December 31, 2009 were based on reports prepared by Cawley and NSAI, independent petroleum engineers, with the remaining portion being prepared by the Company’s internal reserve engineering staff. Proved reserves were estimated in accordance with the guidelines established by the SEC and the FASB.
        The following table summarizes the prices utilized in the reserve estimates for 2010, 2009 and 2008. Commodity prices utilized for the reserve estimates were adjusted for location, grade and quality are as follows:

	December 31,
	2010	2009	2008

Prices utilitzed in the reserve estimates before adjustments:
Oil per Bbl (a)	$75.96	$57.65	$41.00
Gas per MMBtu (b)	$4.38	$3.87	$5.71

(a)
The pricing used to estimate our 2010 and 2009 reserves was based on an unweighted average twelve month average West Texas Intermediate posted price; whereas, the pricing used for 2008 was based on year-end West Texas Intermediate posted prices.

(b)
The pricing used to estimate our 2010 and 2009 reserves was based on an unweighted average twelve month average Henry Hub price; whereas, the pricing used for 2008 was based on year-end Henry Hub spot market prices.

Concho Resources Inc.
Unaudited Supplementary Information
December 31, 2010, 2009 and 2008
        Oil and natural gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and natural gas properties. Accordingly, these estimates are expected to change as additional information becomes available in the future.
        The following table provides a rollforward of the total proved reserves for the years ended December 31, 2010, 2009 and 2008, as well as proved developed and proved undeveloped reserves at the beginning and end of each respective year. Oil and condensate volumes are expressed in MBbls and natural gas volumes are expressed in MMcf.

	2010			2009				2008
	Oil and	Natural		Oil and	Natural			Oil and	Natural
	Condensate	Gas	Total	Condensate	Gas	Total		Condensate	Gas	Total
	(MBbls)	(MMcf)	(MBoe)	(MBbls)	(MMcf)	(MBoe)		(MBbls)	(MMcf)	(MBoe)

Total Proved Reserves:
Balance, January 1	142,018	416,911	211,503	86,285	305,948	137,275		53,361	225,837	91,000
Purchases of minerals-in-place	43,364	188,422	74,768	13,916	38,096	20,265		20,837	56,022	30,174
Sales of minerals-in-place	(2,938)	(18,402)	(6,005)	(18)	(315)	(71)		-	-	-
Extensions and discoveries (a)	41,151	110,923	59,638	47,750	109,150	65,942	(b)	24,194	73,380	36,424
Revisions of previous estimates	(1,842)	5,725	(888)	1,421	(14,400)	(977)		(7,521)	(34,323)	(13,242)
Production	(10,330)	(31,405)	(15,564)	(7,336)	(21,568)	(10,931)		(4,586)	(14,968)	(7,081)

Balance, December 31	211,423	672,174	323,452	142,018	416,911	211,503		86,285	305,948	137,275

Proved Developed Reserves:
January 1	66,578	222,776	103,707	46,661	179,124	76,515		27,617	128,872	49,096
December 31	115,439	414,491	184,521	66,578	222,776	103,707		46,661	179,124	76,515

Proved Undeveloped Reserves:
January 1	75,440	194,135	107,796	39,624	126,824	60,760		25,744	96,965	41,904
December 31	95,984	257,683	138,931	75,440	194,135	107,796	(b)	39,624	126,824	60,760

(a)	The 2010, 2009 and 2008 extensions and discoveries included 24,960, 42,645 and 14,533 MBoe, respectively, related to additions from the Company’s infill drilling activities.

(b)
Includes additions of 13.6 MMBoe resulting from the adoption of the new SEC rules related to disclosures of oil and natural gas reserves that are effective for fiscal years ending on or after December 31, 2009.

Standardized Measure of Discounted Future Net Cash Flows
        The standardized measure of discounted future net cash flows is computed by applying at December 31, 2010 and 2009 the 12-month unweighted average of the first-day-of-the-month pricing for oil and natural gas and at December 31, 2008 year-end prices of oil and natural gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and natural gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10 percent per year to reflect the estimated timing of the future cash flows. Future income taxes are calculated by comparing undiscounted future cash flows to the tax basis of oil and natural gas properties plus available carryforwards and credits and applying the current tax rates to the difference.
        Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and natural gas properties. Estimates of fair value would also consider probable and possible reserves, anticipated future oil and natural gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

Concho Resources Inc.
Unaudited Supplementary Information
December 31, 2010, 2009 and 2008
        The following table provides the standardized measure of discounted future net cash flows at December 31, 2010, 2009 and 2008:

	December 31,
(in thousands)	2010	2009		2008

Oil and gas producing activities:
Future cash inflows	$20,915,232	$10,145,876		$5,785,109
Future production costs	(5,749,840)	(2,956,257)		(1,666,380)
Future development and abandonment costs (a)	(1,893,323)	(1,272,695)		(668,005)
Future income tax expense	(4,128,038)	(1,807,582)		(919,251)

	9,144,031	4,109,342		2,531,473
10% annual discount factor	(4,967,901)	(2,187,313)		(1,332,488)

Standardized measure of discounted future net cash flows	$4,176,130	$1,922,029	(b)	$1,198,985

(a)
Includes $49.6 million of undiscounted asset retirement cash outflow estimated at December 31, 2010, and $11.7 million and $28.8 million of undiscounted asset retirement cash inflow estimated at December 31, 2009 and 2008, respectively, using current estimates of future salvage values less future abandonment costs. See Note E for corresponding information regarding the Company’s discounted asset retirement obligations.

(b)
Includes $66.4 million resulting from the adoption of SEC rules related to determination and disclosures of oil and natural gas reserves that are effective for fiscal years ending on or after December 31, 2009.

Changes in Standardized Measure of Discounted Future Net Cash Flows
        The following table provides a rollforward of the standardized measure of discounted future net cash flows for the years ended December 31, 2010, 2009 and 2008:

	Years Ended December 31,
(in thousands)	2010	2009	2008

Oil and gas producing activities:
Purchases of minerals-in-place	$1,447,792	$403,242	$1,014,689
Sales of minerals-in-place	(75,699)	(953)	(24)
Extensions and discoveries	931,591	844,742	426,208
Net changes in prices and production costs	1,408,342	220,372	(1,622,800)
Oil and natural gas sales, net of production costs	(817,397)	(436,329)	(411,268)
Changes in future development costs	98,538	49,626	74,160
Revisions of previous quantity estimates	(27,622)	(19,234)	(283,556)
Accretion of discount	312,674	162,844	255,660
Changes in production rates, timing and other	18,051	(87,960)	41,563

Change in present value of future net revenues	3,296,270	1,136,350	(505,368)
Net change in present value of future income taxes	(1,042,169)	(413,306)	272,579

	2,254,101	723,044	(232,789)
Balance, beginning of year	1,922,029	1,198,985	1,431,774

Balance, end of year	$4,176,130	$1,922,029	$1,198,985

Concho Resources Inc.
Unaudited Supplementary Information
December 31, 2010, 2009 and 2008
Selected Quarterly Financial Results
        The following table provides selected quarterly financial results for the years ended December 31, 2010 and 2009:

	Quarter
(in thousands, except per share data)	First	Second	Third	Fourth

Year ended December 31, 2010:

Oil and natural gas revenues:
Total	$212,000	$215,710	$240,496	$329,936
Less: discontinued operations	(12,827)	(16,395)	(14,705)	(13,948)

Continuing operations	$199,173	$199,315	$225,791	$315,988

Total costs and expenses:
Total	$93,382	$5,299	$194,082	$324,151
Less: discontinued operations	(9,443)	(9,488)	(7,410)	(6,632)

Continuing operations	$83,939	$(4,189)	$186,672	$317,519

Net income (loss)	$67,540	$124,171	$20,775	$(8,116)

Net income (loss) per common share - Basic	$0.76	$1.36	$0.23	$(0.08)

Net income (loss) per common share - Diluted	$0.75	$1.35	$0.22	$(0.08)

Year ended December 31, 2009:

Oil and natural gas revenues:
Total	$86,002	$127,332	$153,494	$177,619
Less: discontinued operations	(3,948)	(9,291)	(10,562)	(9,879)

Continuing operations	$82,054	$118,041	$142,932	$167,740

Total costs and expenses:
Total	$102,635	$180,221	$104,899	$158,520
Less: discontinued operations	(4,647)	(8,751)	(7,989)	(6,926)

Continuing operations	$97,988	$171,470	$96,910	$151,594

Net income (loss)	$(13,225)	$(33,218)	$19,762	$16,879

Net income (loss) per common share - Basic	$(0.16)	$(0.39)	$0.23	$0.20

Net income (loss) per common share - Diluted	$(0.16)	$(0.39)	$0.23	$0.20